Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163069

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.
SUPPLEMENT NO. 10, DATED AUGUST 12, 2011,
TO THE PROSPECTUS, DATED SEPTEMBER 2, 2010

This prospectus supplement (this “Supplement No. 10”) is part of the prospectus of American Realty Capital New York Recovery REIT, Inc. (the “Company” or “we”), dated September 2, 2010 (the “Prospectus”), as supplemented by Supplement No. 6, dated May 2, 2011 (“Supplement No. 6”), and Supplement No. 9, dated July 25, 2011 (“Supplement No. 9”). This Supplement No. 10 consolidates, supersedes and replaces Supplement No. 6 and Supplement No. 9, and should be read in conjunction with the Prospectus. This Supplement No. 10 will be delivered with the Prospectus.

The purpose of this Supplement No. 10 is to disclose, among other things, the following:

•	operating information, including the status of the offering, portfolio data (including recent real estate investments and a potential property investment), status of distributions, distribution and borrowing policies, share repurchase program information, information regarding dilution of the net tangible book value of our shares and compensation to, and the status of fees paid and deferred to, our advisor, dealer manager and their affiliates;
•	a change to the investor suitability standards applicable to investors in Mississippi;
•	an update to the prior performance information contained in the Prospectus and prior Supplements;
•	the reappointment of our directors and officers, and a subsequent change to our roster of directors;
•	the renewal of our advisory agreement and management agreement;
•	updates to certain management information;
•	an expansion to the provisions of the Company’s share repurchase program that apply in the event of the death of a stockholder to include their application in the event of the disability of a stockholder;
•	that the Company’s board of directors may amend, suspend or terminate the Company’s share repurchase program, or reduce or increase the number of shares purchased under the program upon 30 days’ notice;
•	revisions to the timing and manner of payment of the asset management fees paid by the Company to the Advisor;
•	updates regarding our presentation of funds from operations and modified funds from operations;
•	the adoption of an affiliated transaction best practices policy; and
•	information regarding major affiliated tenants of the Interior Design Building.

AMERICAN REALTY CAPITAL
NEW YORK RECOVERY REIT, INC.

	Supplement No. 10 Page No.	Prospectus Page No.
OPERATING INFORMATION	S-3	N/A
Status of the Offering	S-3	N/A
Shares Currently Outstanding	S-3	N/A
Real Estate Investment Summary	S-3	120
Selected Financial Data	S-9	122
Status of Distributions	S-9	9,161
Share Repurchase Program	S-11	18,169
Status of Fees Paid and Deferred	S-11	N/A
Directors and Officers	S-11	N/A
Renewal of Advisory Agreement and Management Agreement	S-12	N/A
Amendment to Advisory Agreement	S-12	N/A
Information Regarding Dilution	S-12	N/A
Affiliated Transaction Best Practices Policy	S-13	N/A
PROSPECTUS UPDATES	S-14	N/A
Investor Suitability Standards	S-14	i
Share Repurchase Program	S-14	18
Compensation	S-17	88
Risk Factors	S-40	23
Executive Officers and Directors	S-40	67
Amendment to Advisory Agreement	S-46	84
Dealer Manager	S-46	83
Conflicts of Interest	S-48	99
Insurance Policies	S-50	114
Description of Real Estate Investments	S-51	120
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-58	123
Information Regarding Dilution	S-59	N/A
Prior Performance Summary	S-60	127
Date of Adoption of By-laws	S-70	172
Articles of Amendment and Restatement	S-70	174
Plan of Distribution	S-71	188
Shares Purchased by Affiliates	S-71	190
Reports to Stockholders	S-71	197
Experts	S-71	199
Incorporation of Certain Information by Reference	S-72	200
Prior Performance Tables	S-74	A-1
Subscription Agreement	S-74	C-1
Appendix A — Prior Performance Tables	A-0	A-1
Appendix C-1 — Subscription Agreement	C-1-1	C-1
Appendix C-2 — Multi Offering Subscription Agreement	C-2-1	N/A

OPERATING INFORMATION

Status of the Offering

We commenced our initial public offering of 150.0 million shares of common stock on September 2, 2010. On December 9, 2010, we satisfied the escrow conditions of our best efforts public offering of common stock. On such date, we received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broke escrow and issued 212,526 shares of common stock to our initial investors who were admitted as stockholders. We will not accept subscriptions from residents of Pennsylvania until we have received aggregate subscriptions of at least $75.0 million. We will not accept subscriptions from residents of Tennessee until we have received aggregate subscriptions of at least $20.0 million.

We received aggregate gross offering proceeds of approximately $17.0 million from the sale of approximately 2.0 million shares of our Series A convertible preferred stock from a private offering to “accredited investors” (as defined in Regulation D as promulgated under the Securities Act of 1933, as amended), which terminated on September 2, 2010, the effective date of the registration statement.

As of July 31, 2011, we had acquired eight commercial properties which were approximately 90% leased on a weighted average basis as of such date. As of July 31, 2011, we had total real estate investments, at cost, of approximately $77.8 million. As of March 31, 2011, we had incurred, cumulatively to that date, approximately $5.0 million in offering costs for the sale of our common stock.

We will offer shares of our common stock until September 2, 2012, unless the offering is extended, provided that the offering will be terminated if all the 150.0 million shares of our common stock are sold before then.

Shares Currently Outstanding

As of July 31, 2011, we received aggregate gross proceeds of approximately $19.1 million from the sale of approximately 2.0 million shares of common stock in our public offering. As of July 31, 2011, there were approximately 2.0 million shares of our common stock outstanding, including restricted stock and shares issued under the distribution reinvestment plan, or DRIP. As of July 31, 2011, there were approximately 148.1 million shares of our common stock available for sale, excluding shares available under our DRIP.

Real Estate Investment Summary

Real Estate Portfolio

The Company acquires and operates commercial properties. All such properties may be acquired and operated by the Company alone or jointly with another party. As of June 30, 2011, all the properties the Company owned were approximately 90% occupied on a weighted average basis. The Company’s portfolio of real estate properties is comprised of the following properties as of June 30, 2011 (net operating income and base purchase price in thousands):

Portfolio Property	Acquisition Date	Number of Properties	Square Feet	Occupancy	Remaining Lease Term(1)	Net Operating Income(2)	Base Purchase Price(3)	Capitalization Rate(4)	Annualized Rental Income(5) per Square Foot
Interior Design Building	Jun. 2010	1	81,082	85.9%	3.3	$2,127	$32,250	6.6%	$38.64
Bleecker Street(6)	Dec. 2010	5	9,724	100.0%	8.7	2,453	34,000	7.2%	262.65
Foot Locker	Apr. 2011	1	6,118	100.0%	14.6	455	6,167	7.4%	74.37
Regal Parking Garage	Jun. 2011	1	12,856	100.0%	23.1	405	5,400	7.5%	31.50
		8	109,780	89.6%	7.7	$5,440	$7,817	7.0%	$62.08

(1)	Remaining lease term in years as of June 30, 2011, calculated on a weighted-average basis.
(2)	Annualized net operating income for the six months ended June 30, 2011 for the leases in place in the property portfolio. Net operating income is rental income on a straight-line basis, which include tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants in the Interior Design Building.

(3)	Contract purchase price, excluding acquisition related costs.
(4)	Net operating income divided by base purchase price.
(5)	Annualized rental income as of June 30, 2011 for the property portfolio on a straight-line basis, which includes tenant concessions such as free rent, as applicable.
(6)	Non-controlling interest holders contributed $13.0 million to purchase this portfolio.

We believe that our real estate properties are suitable for their intended purpose and adequately covered by insurance. We are considering approximately $1 million of potential capital expenditures in the Interior Design Building that may occur over the next 12 – 24 months.

Future Lease Expirations

The following is a summary of lease expirations for the next ten years at the properties we own as of June 30, 2011 (dollar amounts in thousands):

Year of Expiration	Number of Leases Expiring	Annualized Rental Income(1)	Annualized Rental Income as a Percentage of the Total Portfolio	Leased Rentable Sq. Ft.	Percent of Portfolio Rentable Sq. Ft. Expiring
2011	6	$812	13.3%	20,932	21.3%
2012	—	—	—	—	—
2013	1	86	1.4%	1,884	1.9%
2014	4	703	11.5%	21,797	22.2%
2015	—	—	—	—	—
2016	4	959	15.7%	17,671	18.0%
2017	2	894	14.6%	10,155	10.3%
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	2	1,170	19.2%	5,450	5.5%
Total	19	$4,624	75.7%	77,889	79.2%

(1)	Annualized rental income as of June 30, 2011 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Tenant Concentration

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all portfolio properties on a straight-line basis as of June 30, 2011:

Portfolio Property	Tenant	As of June 30, 2011
Bleecker Street	Burberry Limited	16.9%
Bleecker Street	Michael Kors Stores, LLC	10.2%

The termination, delinquency or non-renewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of June 30, 2011.

The following table lists tenants whose square footage is greater than 10% of the total portfolio square footage as of June 30, 2011 (annualized rental income in thousands):

Tenant	Number of Units Occupied by Tenant	Square Feet	Square Feet as a % of Total Portfolio	Lease Expiration	Average Remaining Lease Term(1)	Renewal Options	Annualized Rental Income(2)	Annual Rent per Sq. Ft.
Regal Car Park, LLC	1	12,856	13.1%	Jul. 2034	23.1	none	$405	$31.50
Bunny Williams Incorporated	1	11,714	11.9%	Aug. 2016	5.2	none	472	40.33
Doris Leslie Blau, Ltd.	1	11,714	11.9%	Sept. 2014	3.3	none	384	32.78

(1)	Remaining lease term in years as of June 30, 2011. If the tenant has multiple leases with varying lease expirations, remaining lease term is calculated on a weighted-average basis.
(2)	Annualized rental income as of June 30, 2011 for the tenant on a straight-line basis.

Recent Acquisitions

Foot Locker

On March 22, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee-simple property located at 2061-2063 86th Street in the Bensonhurst neighborhood of Brooklyn, New York. The seller is 2061 86th Street, LLC, an entity which has no material relationship with us and the acquisition is not an affiliated transaction.

The property is located along the 86th Street corridor in the Bensonhurst neighborhood of Brooklyn. With a population of nearly 1.5 million within a five mile-radius of the property, this thriving commercial corridor consists of independent businesses and national retailers with very diverse retail offerings.

The retail facility is a three-story building with approximately 6,100 square feet of gross leasable area. The property is 100% leased to Foot Locker Retail, Inc., an athletic footwear and apparel retailer. Based on publicly available information, Foot Locker Retail, Inc. is the 100% owned U.S. operating subsidiary of Foot Locker, Inc. (NYSE: FL), a leading global retailer of athletic footwear and apparel.

Major Tenant/Lease Expiration

The property has been 100% leased to Foot Locker Retail, Inc. since September 2009, with the tenant opening for business in November 2010 after completion of renovations on the Property. The lease for the property has an initial term of 15 years and expires in January 2026, or in 14.5 years. The annualized straight-line rental income for the remaining term of the lease is approximately $455,000. The lease contains contractual rental escalations of 10% every three years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease provides for one renewal option of five years at a 10% annual rent increase followed by another 10% annual rent increase three years into the renewal term.

Regal Parking Garage

On June 8, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee-simple parking garage commercial condominium property located on 33 West 56th Street in the Midtown neighborhood of Manhattan, New York. The acquisition closed on June 30, 2011. The seller was MCP SO Strategic, 56, L.P., an entity which has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property is located at the base of the newly developed, luxury “Centurion Condominium” and consists of approximately 12,856 square feet of gross leasable area encompassing 76 parking spaces. The property is 100% leased to Regal Car Park, LLC, a parking management company specializing in New York City. Numerous buildings are located in the area offering similar spaces to similar tenants.

In connection with the acquisition, we paid our advisor an acquisition fee of $54,000 and a financing coordination fee of $22,500, and we reimbursed our advisor for $27,000 of due diligence expenses.

Major Tenant/Lease Expiration

The property has been 100% leased to Regal Car Park, LLC since July 2009, after completion of construction of the property in 2008. The average effective annual rental per square foot for 2010 was $26.06. No occupancy rate information and average effective annual rent per square foot for periods prior to July 17, 2009 is available from the seller. The lease for the property has a 25-year term expiring in July 2034, or in approximately 23.0 years. The tenant has no renewal options. The annualized rental income on a straight-line basis for the remaining term of the lease is approximately $405,000. The lease contains contractual rental escalations of 3% every two years. The lease is double net inasmuch as the landlord is responsible for maintaining the structure of the building and the tenant is required to pay all taxes and other operating expenses up to $150,000 yearly, in addition to base rent.

As security for the performance of its obligations under the lease, the tenant has deposited a security deposit with the landlord in the form of an unconditional, irrevocable letter of credit in the amount of $167,500. In addition, Mr. Richard Ull, the owner and operator of Regal Car Park, LLC, has guaranteed in full the tenant’s obligations under the lease.

Potential Real Estate Investments

Washington Street Portfolio

On April 18, 2011, our board of directors approved the acquisition of a portfolio of four retail condominiums, or the Washington Street Portfolio, located on 416-424 Washington Street in the Tribeca neighborhood of Manhattan, New York. On April 27, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire the property. The seller is AA Olympic, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. On April 28, 2011, we began our diligence review of the property. Our obligations under the purchase agreement are subject to the satisfactory completion of such review, along with the formation of individual condominium units for each retail space, among other conditions. Although we believe that the acquisition of the Washington Street Portfolio is probable, there can be no assurance that the acquisition will be consummated.

Each condominium will be a fee-simple property consisting of one retail space, containing a total of approximately 24,000 square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. The condominiums are situated on the same block of Washington Street at its intersection with Laight Street. Annual rental rates currently range from approximately $28.17 to $61.16 per square foot with a weighted average annual rental rate of $48.12 per square foot. In addition, the wine store tenant’s month to month rental rate for basement storage space is $8.17 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

Major Tenants/Lease Expiration

Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder.

The lease to the parking garage is with respect to 15,055 square feet, has a per annum rent of $469,506 and expires in May 2030. The parking garage lease has 3% annual rent escalations. The lease has no renewal option. The garage’s per annum rent represents 55.7% of the gross annual rent of the Washington Street Portfolio. The tenant, a parking, transportation and car wash provider, supplies parking services in the New York area at locations in Manhattan, Brooklyn, Long Island and the Bronx.

The lease to the wine shop is with respect to 2,083 square feet, has a per annum rent of $127,396 and expires in June 2017. The wine shop lease has 3% annual rent escalations. The lease has one five-year renewal option at the greater of (a) 103% of the last year’s rent and (b) the fair market rent. The wine shop also rents 1,762 square feet of basement storage space at a per annum rent of $14,400, or $1,200 per month, on a month-to-month basis. There are no provisions relating to rent escalations or renewal options with respect to this portion of the lease. The wine shop’s total per annum rent represents 16.8% of the gross annual rent of the Washington Street Portfolio. The wine shop is a New York wine shop specializing in providing wine from small producers from Italy, France and California.

The lease to the men’s lifestyle club is with respect to 3,603 square feet, has a per annum rent of $187,347 and expires in June 2016. The men’s lifestyle club lease has 3% annual rent escalations. The lease has one five-year renewal option at an initial annual rent of $228,283 with increases of 3% per year. The men’s lifestyle club per annum rent represents 22.2% of the gross annual rent of the Washington Street Portfolio. The men’s lifestyle club, offers haircuts, highlights, hair coloring, hair relaxing, manicures, pedicures, massages and shoe shines and repairs. Club amenities include a billiards lounge, clubroom, café and a display of art for sale.

The lease to the luxury condominium builder is with respect to 1,565 square feet, has a per annum rent of $44,032 and expires in September 2015. The luxury condominium builder lease has annual rent escalations, which vary due to certain rent abatements. The lease has one five-year renewal option with a 3% increase in the rent upon renewal and annual increases in rent of 3% thereafter. The luxury condominium builder’s per annum rent represents 5.2% of the gross annual rent of the Washington Street Portfolio. The luxury condominium builder is a real estate development company that focuses mainly on projects in the New York City metropolitan area.

Capitalization

Interior Design Building

The contract purchase price for the Interior Design Building was $32.3 million, exclusive of closing costs, at a capitalization rate of 6.6% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). A portion of the property acquisition was funded with: (a) an existing mortgage note of $14.2 million; (b) $8.9 million in proceeds from two bridge loans made by two unaffiliated entities (described below); and (c) $1.5 million in proceeds from a short-term advance from our sponsor (described below). The bridge loans made by the two unaffiliated entities each have an annual interest rate of 9.0%, were to be paid in six monthly installments of 16.67% of the original bridge loan amount, and were to have matured in January 2011. In 2010 the terms of the loan were renegotiated to require interest only monthly payments and to mature in June 2012. The repayment of such bridge loans requires a 1% exit fee based on the original loan proceeds (or $89,000) payable upon the maturities of the respective loans and is prepayable at any time. The borrowings from our sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to our sponsor in full.

As part of the acquisition, we assumed an existing first mortgage loan originated by Deutsche Banc Mortgage Capital, LLC with a 6.20% interest rate. The loan matures in November 2012. The principal is amortized on a 30-year amortization schedule, with the balance (expected to be $13.5 million) due on maturity. Because the mortgage loan requires a standard guaranty for a limited recourse “bad boy” carve-out provision and the lender determined that we did not currently have sufficient net worth to serve as sole guarantor, Messrs. Schorsch and Kahane have agreed to jointly provide the “bad boy” guaranty in respect of the mortgage loan. We entered into an agreement with Messrs. Schorsch and Kahane by which we agreed to be responsible for any amounts required to be paid by them under this guaranty.

Bleecker Street Portfolio

We purchased the Bleecker Street portfolio for a purchase price of $34.0 million, exclusive of closing costs, at a capitalization rate of 7.2% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). We financed a portion of the purchase price with a five-year, $21.3 million mortgage note bearing a fixed interest rate of 4.29% with an unaffiliated lender. The mortgage requires monthly interest payments with the principal balance due on the maturity date in December 2015. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain at $21.3 million.

In addition, the acquisition and closing costs were partially funded from funds received from two joint venture partners and the Company. These joint venture partners, American Realty Capital Trust, Inc., an affiliate of the Company, or ARCT, and an unaffiliated third-party investor, provided $13.0 million of preferred equity proceeds. ARCT made an investment of $12.0 million and the unaffiliated third-party made an investment in of $1.0 million. The preferred equity yield is between 6.85% and 7.00%. The balance of the purchase price and closing costs which totaled $0.7 million, excluding the costs incurred related to securing the mortgage financing, was funded by New York Recovery Operating Partnership, L.P., our operating partnership. Although a party to the joint venture agreement, our operating partnership does not receive a preferred equity yield. We may redeem the equity interests of our operating partnership, ARCT and the unaffiliated third party investor at their respective capital contribution plus any accrued yields, as applicable. The joint venture agreement provides the preferred equity investors with no voting rights and, as such, we are responsible for day-to-day control over operating decisions of the properties.

Foot Locker

The contract purchase price for the property was approximately $6.17 million, exclusive of closing costs, at a capitalization rate of 7.4% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, we deposited $308,500 in escrow upon signing. The closing of the acquisition occurred on April 18, 2011. We financed a portion of the acquisition of the property with a $3.25 million mortgage loan received from Citigroup Global Market Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date in June 2016. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million. At closing, the seller placed a reserve of approximately $19,100 in escrow to repair the roof, fire escape and cornice.

Regal Parking Garage

The contract purchase price for the property was approximately $5.4 million, exclusive of closing costs, at a capitalization rate of 7.50% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, we deposited $270,000 in escrow upon signing. We financed a portion of the acquisition of the property with a $3.0 million mortgage received from Citigroup Global Market Realty Corp. The mortgage loan bears interest at a rate of 4.39% and requires only interest payments until its maturity date in July 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.0 million.

Washington Street Portfolio

The purchase price for the Washington Street Portfolio is $9.86 million, exclusive of closing costs at a capitalization rate of 9.23% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). The closing of the acquisition is expected to occur on or before August 31, 2011.

We expect to fund the acquisition of the Washington Street Portfolio with proceeds from our ongoing offering. We may finance the acquisition post-closing. However, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Selected Financial Data

The selected financial data presented below has been derived from our consolidated financial statements as of and for the three months ended March 31, 2011 and the year ended December 31, 2010 (in thousands):

Balance Sheet Data:	Three Months Ended March 31, 2011	Year Ended December 31, 2010
Assets:
Total real estate investments, net	$65,714	$66,573
Cash and cash equivalents	3,232	349
Restricted cash	999	760
Due from affiliates, net	37	324
Prepaid expenses and other assets	1,010	652
Deferred financing costs, net	1,168	1,248
Total assets	72,160	69,906
Liabilities and Equity:
Mortgage notes payable	35,312	35,385
Notes payable	5,933	5,933
Below-market lease liabilities, net	1,225	1,288
Accounts payable and accrued expenses	2,396	2,842
Deferred rent and other liabilities	269	202
Distributions payable	159	131
Total liabilities	45,294	45,781
Total equity	26,866	24,125
Total liabilities and equity	72,160	69,906
Operating Data:
Total revenues	1,690	2,377
Total operating expenses	1,323	3,179
Operating income (loss)	367	(802)
Total other expenses	(660)	(1,069)
Net loss	(293)	(1,871)
Net income (loss) attributable to non-controlling interests	(48)	109
Net loss attributable to stockholders	(341)	(1,762)
Cash Flow Data:
Net cash provided by (used in) operating activities	210	(1,234)
Net cash used in investing activities	(338)	(52,029)
Net cash provided by financing activities	3,011	53,612

Status of Distributions

On September 22, 2010, our board of directors declared a distribution rate equal to a 6.05% annualized rate based on the offering price of $10.00 per share of our common stock, commencing December 1, 2010. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00165753424 per day.

In conjunction with the offering of the Series A convertible preferred stock, the board of directors announced their intention to declare, on a monthly basis, cumulative cash distributions at the rate of 8% per annum of the $9.00 liquidation preference per share (resulting in a distribution rate of 8.23% of the purchase price of the convertible preferred stock if the purchase price was $8.75 and a distribution rate of 8.47% of the purchase price of the convertible preferred stock if the purchase price was $8.50). The distribution on each of our shares will be cumulative from the first date on which such share was issued and we will aggregate and pay the distributions monthly in arrears on or about the first business day of each month.

During the three months ended March 31, 2011, distributions paid to common and preferred stockholders totaled $0.4 million, inclusive of $9,000 of distributions reinvested persuant to the DRIP. Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

As of March 31, 2011, cash used to pay our distributions was primarily generated from property operating results and the sale of shares of common stock. We have continued to pay distributions to our stockholders each month since our initial distributions payment in April 2010. There is no assurance that we will continue to declare distributions at this rate.

The following table shows the sources for the payment of distributions to common and preferred stockholders for the three months ended March 31, 2011 and the percentage of distributions for such period funded from each source (dollar amounts in thousands):

	Three Months Ended March 31, 2011
		Percentage of Distributions
Distributions:
Total distributions	$401
Distributions reinvested(1)	(9)
Distributions paid in cash	$392
Source of distributions:
Cash flows provided by operations(2)	$210	53.6%
Proceeds from issuance of common stock	182	46.4%
Total sources of distributions	$392	100.0%
Cash flows provided by operations (GAAP basis)(3)	$210
Net loss (in accordance with GAAP)(3)	$(341)

(1)	Distributions reinvested pursuant to the DRIP, which do not impact the Company’s cash flows.
(2)	Distributions paid from cash provided by operations are derived from cash flows from operations (GAAP basis) for the three months ended March 31, 2011.
(3)	Includes the impact of expensing acquisition and related transaction costs as incurred.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from October 6, 2009 (date of inception) through March 31, 2011 (in thousands):

For the Period from October 6, 2009 (date of inception) to March 31, 2011
Distributions paid:
Preferred stockholders	$1,033
Common stockholders in cash	43
Common stockholders reinvested pursuant to the DRIP	9
Total distributions paid	$1,085
Reconciliation of net loss
Revenues	$4,067
Acquisition and transaction-related	(1,424)
Depreciation and amortization	(1,923)
Other operating expense	(1,156)
Other non-operating expense	(1,729)
Net loss attributable to non-controlling interests	61
Net loss (in accordance with GAAP)(1)	(2,104)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense, as well as costs incurred relating to acquisitions and related transactions.

Share Repurchase Program

Our share repurchase program generally requires you to hold your shares for at least one year prior to submitting them for repurchase by us. Our share repurchase program also contains numerous restrictions on your ability to sell your shares to us. During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, the cash available for redemption on any particular date will generally be limited to the proceeds from the DRIP and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from the DRIP in that same quarter; however, subject to the limitations described above, we may use other sources of cash at the discretion of our board of directors. We may amend, suspend or terminate the program at any time upon 30 days’ notice.

We first received and accepted subscriptions in this offering in December 2010. Because shares of common stock must be held for at least one year, no shares will be eligible for redemption prior to December 2011.

Status of Fees Paid and Deferred

Through March 31, 2011, we incurred from our advisor $1.6 million for organizational and offering costs related to our ongoing offering of common stock and paid $1.4 million and $0.3 million of acquisition fees and finance coordination fees, respectively, to our advisor. No property management fees were paid to our property manager or advisor.

Directors and Officers

At our 2011 annual meeting of stockholders meeting held on May 23, 2011, all nominees standing for election as directors were elected to serve until the 2012 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

The voting results for each of the five persons nominated were as follows:

Nominee	Votes For	Votes Against	Abstentions
Nicholas S. Schorsch	453,324	750	52,441
William M. Kahane	450,463	3,610	52,441
Leslie D. Michelson	453,324	750	52,441
William G. Stanley	453,324	750	52,441
Robert H. Burns	453,324	750	52,441

On May 23, 2011, our board reappointed officers to hold office until the next annual meeting of our board of directors or until their respective successors have been elected:

Name	Title
Nicholas S. Schorsch	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	President, Treasurer and Director
Michael A. Happel	Executive Vice President and Chief Investment Officer
Peter M. Budko	Executive Vice President and Chief Operating Officer
Brian S. Block	Executive Vice President and Chief Financial Officer
Edward M. Weil, Jr.	Executive Vice President and Secretary

Effective August 3, 2011, Leslie D. Michelson resigned as a member of our board and was appointed to the board of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, a non-traded REIT sponsored by an affiliate of our sponsor that is currently in registration with the Securities and Exchange Commission. Mr. Michelson was the chairman of our audit committee and was our “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K.

Simultaneous with Mr. Michelson’s resignation, our board appointed (i) Scott J. Bowman as a member of our board and the audit committee and (ii) William G. Stanley as chairman of the audit committee, both appointments effective immediately. Our board has determined that Mr. Stanley qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Mr. Bowman, like our other independent directors, will participate in our employee and director incentive restrictive share plan. Under that plan, Mr. Bowman received, on August 3, 2011, 3,000 restricted shares of common stock, awarded under an award agreement in substantially the same form used for current independent directors. Such shares will vest over a five-year period following the first anniversary of the grant date in increments of 20% per year.

Scott J. Bowman was appointed as an independent director of our company in August 2011. Mr. Bowman was also appointed as an independent director of ARC Daily NAV in August 2011. Mr. Bowman has over 20 years of experience in global brand and retail management in addition to retail store development. Mr. Bowman founded Scott Bowman Associates in May 2009 and has served as its Chief Executive Officer since such time. Scott Bowman Associates provides global management, business development, retail market and network strategies, licensing, strategic planning and international strategy and operations support to leading retailers and consumer brands. From May 2005 until September 2008, Mr. Bowman served as President of Polo Ralph Lauren International Business Development where he was also a member of the Executive Committee and Capital Committees. From June 2007 until September 2008, Mr. Bowman served as Chairman of Polo Ralph Lauren Japan. During his time with Polo Ralph Lauren, Mr. Bowman led the effort to transform the company’s business in Asia from a licensed structure to a direct, integrated subsidiary of Polo Ralph Lauren. The transformation included upgraded merchandising, marketing, store development processes, restructuring remaining partnership agreements as well as leading the effort to buy back control of key operating territories in Asia. From 2003 to 2005, Mr. Bowman served as Founder and Chief Executive Officer of Scott Bowman Associates International Retail Consultancy. From May 1998 until January 2003, Mr. Bowman served as an Executive Officer of two subsidiaries of LVMH Moet Hennessy Louis Vuitton. From February 2001 until January 2003, Mr. Bowman served as the Chief Executive Officer of Marc Jacobs Int’l. From May 1998 until January 2001, he was the Region President of Duty Free Shoppers. Mr. Bowman has been the Chairman of the Board of Colin Cowie Enterprises, a multi-platform digital events and lifestyle company, since its formation in March 2011. He was also a member of the boards of directors of Stewart Weitzman from February 2009 until April 2010 and The Health Back, a specialty and e-commerce retailer, from May 2004 until September 2007. Mr. Bowman received his B.A. from the State University of New York at Albany. We believe that Mr. Bowman’s extensive experience in global brand and retail management and retail store development make him well qualified to serve as a member of our board of directors.

Renewal of Advisory Agreement and Management Agreement

On May 23, 2011, we renewed our advisory agreement (the “Renewed Advisory Agreement”) with our advisor, New York Recovery Advisors, LLC. The Renewed Advisory Agreement is effective from September 3, 2011, through September 2, 2012. The Renewed Advisory Agreement is substantially the same as the agreement that is currently in effect through September 2, 2011.

On May 23, 2011, we renewed our management agreement (the “Renewed Management Agreement”) with our property manager, New York Recovery Properties, LLC. The Renewed Management Agreement is effective from September 3, 2011, through September 2, 2012. The Renewed Advisory Agreement is substantially the same as the agreement that is currently in effect through September 2, 2011.

Amendment to Advisory Agreement

On June 23, 2011, we amended our advisory agreement with our advisor, New York Recovery Advisors, LLC. Under the amended advisory agreement, the asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee will be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) (a) total book value of our assets less the net value of intangible assets, minus (b) total liabilities less the net value of intangible liabilities, divided by (2) the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. It also excludes intangible assets. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of March 31, 2011, our net tangible book value per share was $8.01. The offering price of shares under our primary offering of common stock (ignoring purchase price discounts for certain categories of purchasers) at March 31, 2011 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers. Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines.

PROSPECTUS UPDATES

Investor Suitability Standards

The sixth bullet point on page ii under of the section of the Prospectus entitled “Investor Suitability Standards” is deleted and replaced with the following disclosure.

“Alabama

•	In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.
•	If an Alabama resident checks the “Automatic Purchase Plan” box in section 5 of the subscription agreement attached hereto as Appendix C-1, then: (1) the soliciting dealer will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under section 6 of the subscription agreement.”

Share Repurchase Program

The following disclosure replaces in its entirety the last sentence of the first paragraph under the section titled “Prospectus Summary — Share Repurchase Program” on page 18 of the Prospectus.

“The terms of our share repurchase program are more flexible in cases involving the death or disability of a stockholder.”

The following disclosure replaces in its entirety the first sentence of the third paragraph under the section titled “Prospectus Summary — Share Repurchase Program” on page 18 of the Prospectus.

“Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares.”

The following disclosure replaces in its entirety the section titled “Share Repurchase Program” beginning on page 169 of the Prospectus.

“Prior to the time that our shares are listed on a national securities exchange, our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Specifically, state securities regulators impose investor suitability standards that establish specific financial thresholds that must be met by any investor in certain illiquid, long-term investments, including REIT shares. Unless the shares of our common stock are being repurchased in connection with a stockholder’s death or disability, the purchase price for shares repurchased under our share repurchase program will be as set forth below until we establish an estimated value of our shares. We do not currently anticipate obtaining appraisals for our investments (other than investments in transaction with our sponsor, advisor, directors or their respective affiliates) and, accordingly, the estimated value of our investments should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. We expect to begin establishing an estimated value of our shares based on the value of our real estate and real estate-related investments beginning 18 months after the close of this offering. Beginning 18 months after the completion of the last offering of our shares (excluding offerings under our distribution reinvestment plan), our board of directors will determine the value of our properties and our other assets based on such information as our board determines appropriate, which may or may not include independent valuations of our properties or of our enterprise as a whole.

Only those stockholders who purchased their shares from us or received their shares from us (directly or indirectly) through one or more non-cash transactions may be able to participate in the share repurchase program. In other words, once our shares are transferred for value by a stockholder, the transferee and all subsequent holders of the shares are not eligible to participate in the share repurchase program. We will repurchase shares on the last business day of each quarter (and in all events on a date other than a dividend payment date). Prior to establishing the estimated value of our shares, the price per share that we will pay to repurchase shares of our common stock will be as follows:

•	the lower of $9.25 and 92.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least one year;
•	the lower of $9.50 and 95.0% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least two years;
•	the lower of $9.75 and 97.5% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least three years; and
•	the lower of $10.00 and 100% of the price paid to acquire the shares from us for stockholders who have continuously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock).

Upon the death or disability of a stockholder, upon request, we will waive the one-year holding requirement. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the offering, or if not engaged in the offering, the per share purchase price will be based on the greater of $10.00 or the then-current net asset value of the shares as determined by our board of directors (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). In addition, we may waive the holding period in the event of a stockholder’s bankruptcy or other exigent circumstances.

A stockholder must have beneficially held the shares for at least one year prior to offering them for sale to us through our share repurchase program, although if a stockholder sells back all of its shares, our board of directors has the discretion to exempt shares purchased pursuant to our distribution reinvestment plan from this one year requirement. Our affiliates will not be eligible to participate in our share repurchase program.

Pursuant to the terms of our share repurchase program, we will make repurchases, if requested, at least once quarterly. Each stockholder whose repurchase request is granted will receive the repurchase amount within 30 days after the fiscal quarter in which we grant its repurchase request. Subject to the limitations described in this prospectus, we also will repurchase shares upon the request of the estate, heir or beneficiary, as applicable, of a deceased stockholder. We will limit the number of shares repurchased pursuant to our sharere purchase program as follows: during any 12-month period, we will not repurchase in excess of 5.0% of the number of shares of common stock outstanding on December 31st of the previous calendar year. In addition, we are only authorized to repurchase shares using the proceeds received from our distribution reinvestment plan and will limit the amount we spend to repurchase shares in a given quarter to the amount of proceeds we received from our distribution reinvestment plan in that same quarter. Due to these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests.

Our board of directors, at its sole discretion, may amend, suspend (in whole or in part) or choose to terminate our share repurchase program, or reduce or increase the number of shares purchased under the program upon 30 days’ notice, if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Our sponsor, advisor, directors and affiliates are prohibited from receiving a fee on any share repurchases, including selling commissions and dealer manager fees.

Our board of directors reserves the right, in its sole discretion, at any time and from time to time, to:

•	waive the one year holding period requirement in the event of the death or disability of a stockholder, other involuntary exigent circumstances such as bankruptcy, or a mandatory distribution requirement under a stockholder’s IRA;

•	reject any request for repurchase;
•	hange the purchase price for repurchases; or
•	otherwise amend the terms of, suspend or terminate our share repurchase program.

Any material modification, suspension or termination of our share repurchase program by our board of directors or our advisor will be disclosed to stockholders as promptly as is practicable, but not later than 30 days before such action, in reports we file with the SEC, a press release, a letter to our stockholders and/or via our website.

Our board of directors may reject a request for repurchase, if, among other things, a stockholder does not meet the conditions outlined herein. Funding for the share repurchase program will come exclusively from proceeds we receive from the sale of shares under our distribution reinvestment plan and other operating funds, if any, as our board of directors, in its sole discretion, may reserve for this purpose. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. However, a stockholder may withdraw its request at any time or ask that we honor the request when funds are available. Pending repurchase requests will be honored on a pro rata basis.

If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, pro rata as to repurchases upon the death or disability of a stockholder; (ii) next, pro rata as to repurchases to stockholders who demonstrate, in the discretion of our board of directors, another involuntary exigent circumstance, such as bankruptcy; (iii) next, pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and (iv) finally, pro rata as to all other repurchase requests.

In general, a stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares then-owned for repurchase, except that the minimum number of shares that must be presented for repurchase shall be at least 25% of the holder’s shares. However, if the repurchase request is made within 180 days of the event giving rise to the special circumstances described in this sentence, where repurchase is being requested (i) on behalf of the estate, heirs or beneficiaries, as applicable, of a deceased stockholder; (ii) by a stockholder due to another involuntary exigent circumstance, such as bankruptcy; or (iii) by a stockholder due to a mandatory distribution under such stockholder’s IRA, a minimum of 10% of the stockholder’s shares may be presented for repurchase; provided, however, that any future repurchase request by such stockholder must present for repurchase at least 25% of such stockholder’s remaining shares.

A stockholder who wishes to have shares repurchased must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent. An estate, heir or beneficiary that wishes to have shares repurchased following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent. Unrepurchased shares may be passed to an estate, heir or beneficiary following the death of a stockholder. If the shares are to be repurchased under any conditions outlined herein, we will forward the documents necessary to effect the repurchase, including any signature guaranty we may require.

Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the listing of the shares on a national stock exchange or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

Shares we purchase under our share repurchase program will have the status of authorized but unissued shares. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with such laws.

If we terminate, reduce or otherwise change the share repurchase program, we will send a letter to stockholders informing them of the change, and we will disclose the changes in quarterly reports filed with the SEC on Form 10-Q.”

The following language is added to the end of the disclosure under the heading “Share Repurchase Program” beginning on page 169 of the Prospectus.

“As of June 30, 2011, we had not received any requests to redeem shares of common stock pursuant to our share repurchase program.”

Compensation

The following language replaces the disclosure under the heading “Prospectus Summary —  Compensation to Advisor and its Affiliates” on pages 12 – 18 of the Prospectus.

“Our advisor, New York Recovery Advisors, LLC and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation and reimbursement are included in the table below. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. In the discretion of our board of directors, the asset management fee may be paid in cash, common stock or restricted stock grants, or any combination thereof. For a more detailed discussion of compensation, see the table included in the “Management Compensation” section of this prospectus, including the footnotes thereto. The selling commissions and dealer manager fee may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Stage
Selling Commission	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$140,000/$105,000,000
Dealer Manager Fee	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$60,000/$45,000,000

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Expenses	We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for up to 0.5% of the gross offering proceeds for third party due diligence fees included in detailed and itemized invoices.	$30,000/$22,500,000
Operational Stage
Acquisition Fees	We will pay to New York Recovery Advisors, LLC or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.	$17,700/$13,275,000 (or $35,400/$26,550,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $70,800/$53,100,000 assuming the maximum leverage of approximately 75% permitted by our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$8,850/$6,637,500 (or $17,700/$13,275,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $35,400/
$26,550,000 assuming the maximum leverage of approximately 75% permitted by our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay New York Recovery Advisors, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. This fee shall be payable, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or in any combination thereof.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If New York Recovery Properties, LLC, our property manager, provides property management and leasing services for our properties, we will pay, on a monthly basis, fees equal to 4.0% of gross revenues from the properties managed, plus market-based leasing commissions. We also will reimburse the property manager for property-level expenses that it pays or incurs on our behalf, including reasonable salaries, bonuses and benefits of persons employed by the property manager except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our property manager may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay our property manager an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly, the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operating Expenses	We will reimburse our advisor’s costs and expenses of providing services, subject to the limitation that we will not reimburse our advisor for any amount by which our total operating expenses (as defined in our charter and the advisory agreement) (including the asset management fee, but excluding organization and offering expenses, acquisition fees, acquisition expenses and certain other items) for the four preceding fiscal quarters, or expense year, exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Any such excess amount paid to our advisor during a fiscal quarter will be repaid to us or, at our option, subtracted from the total operating expenses reimbursed during the subsequent fiscal quarter. If there is an excess amount in any expense year and our independent directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the excess amount may be carried over and included in total operating expenses in subsequent expense years and reimbursed to our advisor in one or more of such years, provided that there shall be sent to our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in determining that such excess expenses were justified. For purposes of the 2% limit described above, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs to the extent that such employees perform services for which the advisor receives a separate fee.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing or such assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.
Restricted Stock Awards	We have established an employee and director incentive restricted share plan pursuant to which directors, officers and employees, and certain consultants, of us, our advisor or any of our affiliates, may be granted incentive awards in the form of restricted stock.	Restricted stock awards under our employee and director incentive restricted share plan may not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).
Compensation and Restricted Stock Awards to Independent Directors	We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $122,000 and (ii) 9,000 restricted shares of common stock.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission up to the lesser of 2% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a real estate commission that is reasonable, customary and competitive in light of the size, type and location of the property.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Our independent directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.
Subordinated Participation in Net Sales Proceeds	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sales Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)	Upon the listing of our common stock, our advisor or its assignees will receive a non-interest-bearing promissory note equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of this fee.
Termination Fee	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a non-interest-bearing promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.	Not determinable at this time. There is no maximum amount of this fee.

Historically, due to the apparent preference of the public markets for self-managed companies, real estate investment trusts have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. Such internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.”

The following disclosure replaces the second-to-last paragraph under the heading “Management — The Advisor” on page 76 of the Prospectus.

“We pay New York Recovery Advisors, LLC an asset management fee equal to 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees; provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares); provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). The asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. For the purposes of the payment of the asset management fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value. If asset management fees are paid in grants of restricted shares, each share will be valued in accordance with the provisions of the equity incentive plan then in place.”

In the three full paragraphs under the heading “Management — The Advisor” on page 76 of the Prospectus, the words “non-interest-bearing” are inserted immediately before the term “promissory note” in each place such term appears.

The following disclosure replaces the first paragraph under the heading “Management — Certain Relationships and Related Transactions — Advisory Agreement” on pages 84 – 86 of the Prospectus.

“We entered into an advisory agreement with New York Recovery Advisors, LLC, on February 17, 2010, which was amended and restated on April 8, 2010, further amended and restated as of September 2, 2010, and amended on June 23, 2011, whereby New York Recovery Advisors, LLC will manage our day-to-day operations. We will pay New York Recovery Advisors, LLC a fee equal to 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures, and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). The asset management fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions. The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. See the section titled “— The Advisor” in this prospectus. We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses and for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf regardless of whether we actually acquire the related assets, which may include reimbursements to our advisor for other organization and offering expenses up to 0.5% of the gross proceeds raised in this offering for third-party due diligence fees included in detailed and itemized invoices. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.”

In the third and fourth paragraphs under the heading “Management — Certain Relationships and Related Transactions — Advisory Agreement” on page 84 of the Prospectus, the words “non-interest-bearing” are inserted immediately before the term “promissory note” in each place such term appears.

The following language replaces the disclosure under the heading “Management Compensation” on pages 88 – 97 of the Prospectus.

“We have no paid employees. New York Recovery Advisors, LLC, our advisor, and its affiliates manages our day-to-day affairs. The following table summarizes all of the compensation and fees we pay to New York Recovery Advisors, LLC and its affiliates, including amounts to reimburse their costs in providing services. In the sole discretion of our advisor, our advisor may elect to have certain fees and commissions paid, in whole or in part, in cash or shares of our common stock. In the discretion of our board of directors, the asset management fee may be paid in cash, common stock or restricted stock grants, or any combination thereof. The selling commissions may vary for different categories of purchasers. See the section entitled “Plan of Distribution” in this prospectus. This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee. No effect is given to any shares sold through our distribution reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Stage
Selling Commission(1)	We will pay to Realty Capital Securities, LLC 7% of gross proceeds of our primary offering; we will not pay any selling commissions on sales of shares under our distribution reinvestment plan; Realty Capital Securities, LLC will reallow all selling commissions to participating broker-dealers. Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of gross proceeds from the sale of shares by such participating broker-dealer, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be reallowed such that the combined selling commission and dealer manager fee do not exceed 10% of gross proceeds of our primary offering.	$140,000/$105,000,000
Dealer Manager Fee(1)	We will pay to Realty Capital Securities, LLC 3% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales under our distribution reinvestment plan; Realty Capital Securities, LLC may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$60,000/$45,000,000

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Organization and Offering Expenses	We will reimburse New York Recovery Advisors, LLC up to 1.5% of gross offering proceeds for organization and offering expenses, which may include reimbursements to our advisor for up to 0.5% of the gross offering proceeds for third party due diligence fees included in detailed and itemized invoices.(2)	$30,000/$22,500,000
Operational Stage
Acquisition Fees	We will pay to New York Recovery Advisors, LLC or its assignees 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” or the “amount advanced for a loan or other investment” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees and financing fees.(3)(4)	$17,700/$13,275,000 (or $35,400/$26,550,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $70,800/$53,100,000 assuming the maximum leverage of approximately 75% permitted by our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Acquisition Expenses	We will reimburse New York Recovery Advisors, LLC for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the respective employee of New York Recovery Advisors, LLC and the corresponding payroll and payroll related costs incurred by our affiliate. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable with respect to a particular investment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$8,850/$6,637,500 (or $17,700/ $13,275,000 assuming we incur our expected leverage of 50% set forth in our investment guidelines or $35,400/ $26,550,000 assuming the maximum leverage of approximately 75% permitted by our charter)

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Asset Management Fees	We will pay New York Recovery Advisors, LLC or its assignees a fee equal to 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees); provided, however, that no fee will accrue or be payable on assets acquired using the proceeds from the private offering until we have sufficient cash flow to pay dividends on the preferred shares; provided further, however, that the asset management fee shall be reduced by any amounts payable to New York Recovery Properties, LLC, our property manager, as an oversight fee, such that the aggregate of the asset management fee and the oversight fee does not exceed 0.75% per annum of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). This fee is payable on the first business day of each month, based on assets held by us during the preceding monthly period, adjusted for appropriate closing dates for individual property acquisitions.(5)	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Property Management and Leasing Fees	If New York Recovery Properties, LLC, our property manager, provides property management and leasing services for our properties, we will pay, on a monthly basis, fees equal to 4.0% of gross revenues from the properties managed, plus market-based leasing commissions. We also will reimburse the property manager for property-level expenses that it pays or incurs on our behalf, including reasonable salaries, bonuses and benefits of persons employed by the property manager except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of the property manager or its affiliates. Our property manager may subcontract the performance of its property management and leasing services duties to third parties and pay all or a portion of its 4.0% property management fee to the third parties with whom it contracts for these services. If we contract directly with third parties for such services, we will pay them customary market fees and will pay our property manager an oversight fee equal to 1.0% of the gross revenues of the property managed. Such oversight fee will reduce the asset management fee payable to our advisor by the amount of the oversight fee. Accordingly, the asset management fee, together with the oversight fee, will not exceed the total asset management fee, which is 0.75% of the cost of our assets (cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs, but will exclude acquisition fees). In no event will we pay our property manager or any affiliate both a property management fee and an oversight fee with respect to any particular property.(6)	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Operating Expenses	We will reimburse our advisor’s costs and expenses of providing services, subject to the limitation that we will not reimburse our advisor for any amount by which our total operating expenses (as defined in our charter and the advisory agreement) (including the asset management fee, but excluding organization and offering expenses, acquisition fees, acquisition expenses and certain other items) for the four preceding fiscal quarters, or expense year, exceeds the greater of (a) 2% of average invested assets and (b) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Any such excess amount paid to our advisor during a fiscal quarter will be repaid to us or, at our option, subtracted from the total operating expenses reimbursed during the subsequent fiscal quarter. If there is an excess amount in any expense year and our independent directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the excess amount may be carried over and included in total operating expenses in subsequent expense years and reimbursed to our advisor in one or more of such years, provided that there shall be sent to our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in determining that such excess expenses were justified. For purposes of the 2% limit described above, “average invested assets” means, for any period, the average of the aggregate book value of our assets (including lease intangibles, invested, directly or indirectly, in financial instruments, debt and equity securities and equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies)) before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, we will not reimburse our advisor for personnel costs to the extent that such employees perform services for which the advisor receives a separate fee.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to finance properties or other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties or other permitted investments, we will pay the advisor or its assignees a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing or such assumed debt, subject to certain limitations. The advisor may reallow some of or all this financing coordination fee to reimburse third parties with whom it may subcontract to procure such financing.(7)	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.
Restricted Stock Awards	We have established an employee and director incentive restricted share plan pursuant to which directors, officers and employees, and certain consultants, of us, our advisor or any of our affiliates, may be granted incentive awards in the form of restricted stock.	Restricted stock awards under our employee and director incentive restricted share plan may not exceed 5.0% of our outstanding shares on a fully diluted basis at any time, and in any event will not exceed 7,500,000 shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).
Compensation and Restricted Stock Awards to Independent Directors	We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. If there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Each independent director also is entitled to receive an award of 3,000 restricted shares of common stock under our employee and director incentive restricted share plan when he or she joins the board and on the date of each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors will vest over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.	The independent directors, as a group, will receive for a full fiscal year: (i) estimated aggregate compensation of approximately $122,000 and (ii) 9,000 restricted shares of common stock.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Liquidation/Listing Stage
Real Estate Commissions	For substantial assistance in connection with the sale of properties, we will pay New York Recovery Advisors, LLC a real estate commission up to the lesser of 2% of the contract sales price and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a real estate commission that is reasonable, customary and competitive in light of the size, type and location of the property.(8)	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Our independent directors will determine whether the advisor or its affiliates has provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of an asset includes the advisor’s preparation of an investment package for an asset (including an investment analysis, an asset description and other due diligence information) or such other substantial services performed by the advisor in connection with a sale.
Subordinated Participation in Net Sales Proceeds(9)(10)	Our advisor or its assignees will receive from time to time, when available, 15% of remaining Net Sales Proceeds (as defined in the advisory agreement) after return of capital contributions plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 shares)/Maximum Offering (150,000,000 shares)
Subordinated Incentive Listing Fee (payable only if we are listed on an exchange, which we have no intention to do at this time)(9)(10)	Upon the listing of our common stock, our advisor or its assignees will receive a non-interest-bearing promissory note equal to 15% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to an annual 6% cumulative, pre-tax, non-compounded return to investors. We cannot assure you that we will provide this 6% return, which we have disclosed solely as a measure for our advisor’s and its assignees’ incentive compensation.	Not determinable at this time. There is no maximum amount of this fee.
Termination Fee	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee payable in the form of a non-interest-bearing promissory note. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.(11)	Not determinable at this time. There is no maximum amount of this fee.

Historically, due to the apparent preference of the public markets for self-managed companies, real estate investment trusts have engaged in internalization transactions (an acquisition of management functions by us from our advisor) pursuant to which they became self-managed prior to listing their securities on national securities exchanges. Such internalization transactions can result in significant payments to affiliates of the advisor irrespective of the returns shareholders have received. Our advisory agreement provides that no compensation or remuneration will be payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization (an acquisition of management functions by us from our advisor) in the future.

(1)	Our dealer manager will repay to the company any excess over FINRA’s 10% cap if the offering is terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.
(2)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charge of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse New York Recovery Advisors, LLC for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with administrative oversight of the offering and marketing process and preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will not be reimbursed for the direct payment of such organization and offering expenses that exceed 1.5% of the aggregate gross proceeds of this offering, which may include reimbursements to our advisor for up to 0.5% of gross offering proceeds for third-party due diligence fees included in a detailed and itemized invoice. Third-party due diligence fees may include fees for reviewing financial statements, offering documents, organizational documents, agreements and marketing materials, analysis of SEC and FINRA correspondence, and interviews with management.
(3)	In the sole discretion of our advisor, our advisor may elect to have acquisition fees paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of these fees in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(4)	In addition, if during the period ending two years after this close of the offering, we sell an asset and then reinvest in assets, we will pay our advisor 1.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment), along with reimbursement of acquisition expenses; provided, however , that in no event shall the total of all acquisition fees and acquisition expenses (including any financing coordination fee) payable in respect of such reinvestment exceed 4.5% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 4.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).
(5)	The asset management fee may be paid, at the discretion of our board of directors, in cash, common stock or restricted stock grants, or any combination thereof. For the purposes of the payment of the asset management fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value. Restricted shares granted as asset management fees will be valued in accordance with the provisions of the equity incentive plan under which the grants are made.
(6)	For the management and leasing of our hotel properties, we will pay a fee based on a percentage of gross revenues at a market rate in light of the size, type and location of the hotel property plus a customary incentive fee based on performance. Notwithstanding the foregoing, in the case of both hotel and non-hotel properties, our property manager may be entitled to receive higher fees if our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.
(7)	In the sole discretion of our advisor, our advisor may elect to have the financing coordination fee paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of the financing coordination fee in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(8)	In the sole discretion of our advisor, our advisor may elect to have real estate commissions paid, in whole or in part, in cash or shares of our common stock. For the purposes of the payment of real estate commissions in common stock, if an offering is underway, each share will be valued at the per-share offering price minus the maximum selling commissions and dealer manager fee allowed in the offering. At all other times, each share will be valued by the board of directors in good faith either at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor rule), or if no such rule then exists, at fair market value.
(9)	The subordinated incentive listing fee will be paid in the form of a non-interest-bearing promissory note that will be repaid from the net sales proceeds of each sale of a property, loan or other investment after the date of the listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such non-interest-bearing promissory note with shares of our common stock or cash. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any subordinated participation in net sales proceeds becoming due and payable to the advisor or its assignees hereunder shall be reduced by the amount of any distribution made to New York Recovery Special Limited Partnership, LLC pursuant to the partnership agreement. Any portion of the subordinated participation in net sales proceeds that New York Recovery Advisors, LLC receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. If our advisor receives the subordinated incentive listing fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive listing fee. In no event will the amount paid to New York Recovery Advisors, LLC under the non-interest-bearing promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.
(10)	The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a non-interest-bearing promissory note or any combination thereof. If any previous payments of the subordinated participation in net sales proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, then we will not be required to pay New York Recovery Advisors, LLC any further subordinated participation in net sales proceeds.
(11)	The subordinated termination fee, if any, will be payable in the form of a noninterest-bearing promissory note equal to (A) 15.0% of the amount, if any, by which (1) the sum of (v) the fair market value (determined by appraisal as of the termination date) of our investments on the termination date, less (w) any loans secured by such investments, plus (x) total distributions paid through the termination date on shares issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the termination date to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the termination date to limited partners who received OP Units in connection with the acquisition of any investments upon the liquidation or sale of such investments (assuming the liquidation or sale of such investments on the termination date), exceeds (2) the sum of the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the termination date to purchase or redeem any shares of our common stock purchased in an offering pursuant to our share repurchase plan or otherwise) and the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the termination date, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. In addition, at the time of termination, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing or an other liquidity event occurs, including a liquidation or the sale of all or substantially all our investments (regardless of the form in which such sale shall occur).
If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or the receipt of our stockholders of securities that are listed on a national securities exchange in exchange for our shares of common stock in a merger or any other type of transaction, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of listing) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of listing) of the investments acquired after the termination date for which our advisor would have been entitled to receive an acquisition fee (collectively, the “included assets”), less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of listing on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred stock issued on or prior to the termination date (whether or not converted into shares), which liquidation preference shall be reduced by any amounts paid on or prior to the date of listing to purchase or redeem any shares of preferred stock or any shares of our common stock issued on conversion of any preferred stock, less (z) any amounts distributable as of the date of listing to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of listing), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of listing to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of listing, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee.
If our advisor elects to defer its right to receive a subordinated termination fee and there is an other liquidity event, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to (A) 15.0% of the amount, if any, by which (1) the sum of (t) the fair market value (determined by appraisal as of the date of such other liquidity event) of the investments owned as of the termination date, less (u) any loans secured by such investments owned as of the termination date, plus (v) the fair market value (determined by appraisal as of the date of such other liquidity event) of the included assets, less (w) any loans secured by the included assets, plus (x) total distributions paid through the date of the other liquidity event on shares of our common stock issued in offerings through the termination date, less (y) the liquidation preference of all preferred shares issued on or prior to the termination date (whether or not converted into shares of our common stock), which liquidation preference shall be reduced by any amounts paid on or prior to the date of the other liquidity event to purchase or redeem any preferred shares or any shares of our common stock issued on conversion of any preferred shares, less (z) any amounts distributable as of the date of the other liquidity event to limited partners who received OP Units in connection with the acquisition of any included assets upon the liquidation or sale of such included assets (assuming the liquidation or sale of such included assets on the date of the other liquidity event), exceeds (2) the sum of (y) the gross proceeds raised in all offerings through the termination date (less amounts paid on or prior to the date of the other liquidity event to purchase or redeem any shares of our common stock purchased in an offering on or prior to the termination date pursuant to our share repurchase plan or otherwise), plus (z) the total amount of cash that, if distributed to those stockholders who purchased shares of our common stock in an offering on or prior to the termination date, would have provided such stockholders an annual six percent (6%) cumulative, non-compounded return on the gross proceeds raised in all offerings through the termination date, measured for the period from inception through the date of the other liquidity event, less (B) any prior payments to the advisor of the subordinated participation in net sales proceeds or the subordinated incentive listing fee. If our advisor receives the subordinated incentive listing fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive the subordinated participation in net sales proceeds or the subordinated incentive listing fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.”

The following language replaces the disclosure under the heading “Management — Compensation of Directors” on page 71 of the Prospectus.

“We pay to each of our independent directors a retainer of $30,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting the director attends by telephone. In the event there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Our board of directors also may approve the acquisition of real property and other related investments valued at $10,000,000 or less via electronic board meetings whereby the directors cast their votes in favor or against a proposed acquisition via email. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon with a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.

In addition, we have reserved 500,000 shares of common stock for future issuance upon the exercise of stock options that may be granted to our independent directors pursuant to our stock option plan (described below). Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares of common stock at the time of grant. To date, no shares have been issued under our stock option plan and we currently do not expect to grant any stock options.

Additionally, our employee and director incentive restricted share plan, adopted on September 22, 2010, provides for the automatic grant of 3,000 restricted shares of common stock to each of our independent directors, without any further action by our board of directors or the stockholders, on the date of each annual stockholders’ meeting. Each independent director is also granted 3,000 restricted shares of common stock on the date of initial election to the board. Each of our then-serving independent directors received a grant of 3,000 restricted shares of common stock on the date of the 2011 annual stockholders’ meeting, and Scott J. Bowman received a grant of 3,000 restricted shares of common stock upon his election to the board on August 3, 2011. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director also is an employee of American Realty Capital New York Recovery REIT, Inc. or New York Recovery Advisors, LLC or their affiliates, we do not pay compensation for services rendered as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Restricted Shares
Independent Directors(1)	$30,000 yearly retainer; $2,000 for all meetings personally attended by the directors and $1,500 for each meeting attended via telephone; $750 per transaction reviewed and voted upon via electronic board meeting up to a maximum of $2,250 for three or more transactions reviewed and voted upon per meeting.(2)	500,000 shares of common stock reserved for future issuance upon the exercise of stock options that may be granted to independent directors pursuant to stock option plan. Such stock options will have an exercise price equal to $10.00 per share during such time as we are offering shares to the public at $10.00 per share and thereafter at 100% of the then-current fair market value per share. The total number of options granted will not exceed 10% of the total outstanding shares of common stock at the time of grant. To date, we have not granted any stock option awards to our independent directors.	Pursuant to our restricted share plan adopted in September 2010, each independent director will receive an automatic grant of 3,000 restricted shares on the date of each annual stockholders’ meeting. Each independent director is also granted 3,000 restricted shares of common stock on the date of initial election to the board. We granted each of our then-serving independent directors 3,000 restricted shares of common stock on the date of the 2011 annual stockholders’ meeting, and Scott J. Bowman received a grant of 3,000 restricted shares of common stock upon his election to the board on August 3, 2011. The restricted shares vest over a five year period following the grant date in increments of 20% per annum.

(1)	An independent director who is also an audit committee chairperson will receive an additional $500 for personal attendance of all audit committee meetings.
(2)	If there is a board meeting and one or more committee meetings in one day, the director’s fees shall not exceed $2,500 ($3,000 for the chairperson of the audit committee if there is a meeting of such committee).”

Risk Factors

The following language is added immediately prior to the first complete risk factor on page 23 under the heading “Risk Factors — Risks Related to Conflicts of Interest” in the Prospectus.

“The management of multiple REITs, especially REITs in the development stage, by our executive officers and officers of our advisor may significantly reduce the amount of time our executive officers and officers of our advisor are able to spend on activities related to us and may cause other conflicts of interest, which may cause our operating results to suffer.

Our executive officers and officers of our advisor are part of the senior management or are key personnel of the other eight American Realty Capital-sponsored REITs and their advisors. One of the American Realty Capital-sponsored REITs has a registration statement that is not yet effective, and five of the American Realty Capital-sponsored REITs have registration statements that became effective in the past twelve months. As a result, such REITs will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases as us, which may cause conflicts of interest to arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. Additionally, based on our sponsor’s experience, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. The conflicts of interest each of our executive officers and each officer of our advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands and generally cause our operating results to suffer.

We will compete for investors with other programs of our sponsor, which could adversely affect the amount of capital we have to invest.

The American Realty Capital group of companies is currently the sponsor of seven other public offerings of non-traded REIT shares and a public offering of shares for a REIT that has been approved for listing on The NASDAQ Capital Market, the majority of which offerings will be ongoing during a significant portion of our offering period. These programs all have filed registration statements for the offering of common stock and either are or intend to elect to be taxed as REITs. Except for ARCT, whose offering was fully subscribed as of July 5, 2011, ARC — Northcliffe, which our sponsor anticipates will withdraw its registration statement from the SEC in the near future, and ARC Daily NAV, whose registration statement has not been declared effective by the SEC, the offerings are taking place concurrently with our offering, and our sponsor is likely to sponsor other offerings during our offering period. Our dealer manager is the dealer manager for these other offerings. We compete for investors with these other programs, and the overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.”

Executive Officers and Directors

The second sentence under the heading “Prospectus Summary — Our Board” on page 5 of the Prospectus is deleted and replaced with the following.

“Currently, we have five directors, Nicholas S. Schorsch, William M. Kahane, Scott J. Bowman, William G. Stanley and Robert H. Burns.”

The second-to-last sentence under the heading “Management — Audit Committee” on page 67 of the Prospectus is deleted and replaced with the following.

“One of our independent directors, Mr. William G. Stanley, qualifies as an audit committee financial expert.”

The following language replaces the disclosure under the heading “Management — Executive Officers and Directors” on pages 67 – 71 of the Prospectus.

“We have provided below certain information about our executive officers and directors.

Name	Age	Position(s)
Nicholas S. Schorsch	50	Chairman of the Board of Directors and Chief Executive Officer
William M. Kahane	63	President, Treasurer and Director
Michael A. Happel	48	Executive Vice President and Chief Investment Officer
Peter M. Budko	51	Executive Vice President and Chief Operating Officer
Brian S. Block	39	Executive Vice President and Chief Financial Officer
Edward M Weil, Jr.	44	Executive Vice President and Secretary
Scott J. Bowman	54	Independent Director
William G. Stanley	55	Independent Director
Robert H. Burns	82	Independent Director

Nicholas S. Schorsch has served as the chairman of the board and chief executive officer of our company since our formation in October 2009. He has been active in the structuring and financial management of commercial real estate investments for over 20 years. Mr. Schorsch also has been the chief executive officer of our advisor and our property manager since their formation in November 2009. In addition, Mr. Schorsch also has been the chairman of the board and chief executive officer of American Realty Capital Trust, Inc., or ARCT, and chief executive officer of the ARCT property manager and the ARCT advisor since their formation in August 2007, chairman of the board and chief executive officer of American Realty Capital Healthcare Trust, Inc., or ARC HT, since its formation in August 2010 and chief executive officer of the ARC HT advisor and the ARC HR property manager since their formation in August 2010, chairman of the board and chief executive officer of American Realty Capital — Retail Centers of America, Inc., or ARC RCA, since its formation in July 2010 and chief executive officer of the ARC RCA advisor since its formation in May 2010. Mr. Schorsch also has been the chief executive officer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Schorsch has also been the chairman of the board and chief executive officer of American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, and chief executive officer of the ARC Daily NAV advisor since their formation in September 2010. Mr. Schorsch has also been the president and director of ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, and the chief executive officer of the ARC — Northcliffe advisor since their formation in September 2010. Mr. Schorsch has been the chairman and chief executive officer of American Realty Capital Trust III, Inc., or ARCT III, and the chief executive officer of the advisor and property manager of ARCT III since their formation in October 2010. Mr. Schorsch also has been the chairman and chief executive officer of American Realty Capital Properties, Inc., or ARCP, since its formation in December 2010, and chairman and chief executive officer of its advisor since its formation in November 2010. Mr. Schorsch also has been the interested director and chief executive officer of Business Development Corporation of America, Inc., or BDCA, since its formation in May 2010.

From September 2006 to July 2007, Mr. Schorsch was chief executive officer of an affiliate, American Realty Capital, a real estate investment firm. Mr. Schorsch founded and formerly served as president, chief executive officer and vice-chairman of American Financial Realty Trust (AFRT) since its inception as a REIT in September 2002 until August 2006. AFRT was a publicly traded REIT (which was listed on the NYSE within one year of its inception) that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial service industry, such as banks and insurance companies. Through American Financial Resource Group (AFRG) and its successor corporation, now AFRT, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with an aggregate purchase price of acquired properties of approximately $5 billion. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as chief executive officer and president of AFRG, AFRT’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to AFRG, Mr. Schorsch served as president of a non-ferrous metal product manufacturing business, Thermal Reduction. From approximately 1990 until the sale of his interests in Thermal Reduction in

1994, Mr. Schorsch was involved in purchasing and leasing several commercial real estate properties in connection with the growth of Thermal Reduction’s business. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994. Mr. Schorsch attended Drexel University. We believe that Mr. Schorsch’s current experience as chairman and chief executive officer of ARCT, ARC HT, ARC RCA, ARC Daily NAV, ARCT III and ARCP, and his experience as president and a director of ARC — Northcliffe, his previous experience as president, chief executive officer and vice chairman of AFRT, and his significant real estate acquisition experience make him well qualified to serve as our chairman of the board.

William M. Kahane has served as president, treasurer and director of our company since our formation in October 2009. He has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane also is president, chief operating officer and treasurer of our property manager and our advisor since their formation in November 2009. Mr. Kahane also is the president, chief operating officer, treasurer and director of ARCT and president, chief operating officer and treasurer of the ARCT property manager and the ARCT advisor since their formation in August 2007. Mr. Kahane is also the president, chief operating officer and director of ARC HT since its formation in August 2010 and is the president, chief operating officer and treasurer of the ARC HT advisor and property manager since their formation in August 2010, and the president, chief operating officer and a director of ARC RCA since its formation in July 2010 and president, chief operating officer and treasurer of the ARC RCA advisor since its formation in May 2010. Mr. Kahane also has been a director of Phillips Edison — ARC Shopping Center REIT, Inc., or PE-ARC, and the president, chief operating officer and treasurer of the PE-ARC advisor since their formation in December 2009. Mr. Kahane has been president, chief operating officer and treasurer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Kahane has also been the president, chief operating officer, treasurer and director of ARC Daily NAV and president, chief operating officer, and treasurer of the ARC Daily NAV advisor since their formation in September 2010. Mr. Kahane has also been chief operating officer of ARC — Northcliffe and president, chief operating officer, and treasurer of the ARC — Northcliffe advisor since their formation in September 2010. Mr. Kahane has been the president, chief operating officer and treasurer of ARCT III since its formation in October 2010. Mr. Kahane has been the president and treasurer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Kahane also has been the president, chief operating officer and a director of ARCP since its formation in December 2010 and president and chief operating officer of its advisor since its formation in November 2010. Mr. Kahane also has been the interested director and chief operating officer of BDCA since its formation in May 2010. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business. We believe that Mr. Kahane’s current experience as president, chief operating officer and treasurer of ARCT, ARC Daily NAV and ARCT III, president and treasurer of NYRR and president and chief operating officer of ARC RCA and ARCP, his prior experience as chairman of the board of Catellus Development Corp. and his significant investment banking experience in real estate make him well qualified to serve as a member of our board of directors.

Michael A. Happel has served as executive vice president, chief investment officer and as an observer to the board of directors of our company since our formation in October 2009. Mr. Happel has over 20 years of experience investing in real estate, including office retail, multifamily, industrial, and hotel properties, as well as real estate companies. Mr. Happel also is executive vice president and chief investment officer of our property manager and our advisor since their formation in November 2009. From 1988 to 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds, or MSREF, in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross IRR for investors and MSREF II generated approximately a 27% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. From October 2004 to May 2009, he served Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities. Mr. Happel received a B.A. in economics from Duke University and a J.D. from Harvard Law School.

Peter M. Budko has served as executive vice president and chief operating officer of our company since our formation in October 2009. He also is executive vice president of our property manager and our advisor since their formation in November 2009. Mr. Budko also is executive vice president and chief investment officer of ARCT, the ARCT property manager, the ARCT advisor and our dealer manager since their formation in August 2007. Mr. Budko has also been the executive vice president of ARC HT since its formation in August 2010 and the executive vice president of the ARC HT advisor and ARC HT property manager since their formation in August 2010, executive vice president and chief investment officer of ARC RCA since its formation in July 2010 and executive vice president of the ARC RCA advisor since its formation in May 2010. Mr. Budko also has been the chief investment officer of BDCA since its formation in May 2010. Mr. Budko also has served as executive vice president and chief investment officer of ARC Daily NAV, its advisor and its property manager since their formation in September 2010. Budko has served as executive vice president and chief investment officer of ARCT III since its formation in October 2010. Mr. Budko has served as executive vice president and chief investment officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Budko also has been executive vice president and chief investment officer of ARCP since its formation in December 2010 and executive vice president and chief investment officer of its advisor since its formation in November 2010. From January 2007 to July 2007, Mr. Budko was chief operating officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as managing director and group head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from February 1997 – January 2006. The Wachovia Structured Asset Finance Group structured and invested in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987 – 1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Markets (predecessor to Bank of America Securities), becoming head of the group in 1990. Mr. Budko received a B.A. in Physics from the University of North Carolina.

Brian S. Block has served as executive vice president and chief financial officer of our company since our formation in October 2009. He also is executive vice president and chief financial officer of our advisor and property manager since their formation in November 2009. Mr. Block also is executive vice president and chief financial officer of ARCT, the ARCT advisor and the ARCT property manager since their formation in September 2007. Mr. Block also has been the executive vice president and chief financial officer of ARC HT since its formation in August 2010 and executive vice president and chief financial officer of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Block also has been executive vice president and chief financial officer of ARC RCA since its formation in July 2010 and the ARC RCA advisor since its formation in May 2010. Mr. Block also has been the executive vice president and chief financial officer of American Realty Capital II Advisors, LLC since its formation in December 2009. Mr. Block has also been executive vice president and chief financial officer of ARC Daily NAV since its formation in September 2010 and executive vice president and chief financial officer of ARC — Northcliffe since its formation in September 2010. Mr. Block has served as executive vice president and chief financial officer of ARCT III since its formation in October 2010. Mr. Block has served as executive vice president and chief financial officer of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Block also has been executive vice president and chief financial officer of ARCP since its formation in December 2010 and executive vice president and chief financial officer of its advisor since its formation in November 2010. Mr. Block also has been the chief financial officer of BDCA since its formation in May 2010. Mr. Block is responsible for the accounting, finance and reporting functions at the American Realty Capital group of companies. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing the American Realty Capital group of companies’ infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the chief financial officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as senior vice president and chief accounting officer and oversaw the financial, administrative and reporting functions of the organization. Mr. Block discontinued working for AFRT in August 2007. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association. Mr. Block received a B.S. from Albright College and an M.B.A. from La Salle University.

Edward M. Weil, Jr. has served as executive vice president and secretary of our company since our formation in October 2009. He also is executive vice president and secretary of our advisor and property manager since their formation in November 2009. Mr. Weil has been the chief executive officer of Realty Capital Securities, LLC, our dealer manager, since December 2010. Mr. Weil also has been executive vice president and secretary of ARCT and executive vice president of the ARCT advisor and the ARCT property manager since their formation in August 2007, executive vice president and secretary of ARC HT since its formation in August 2010 and executive vice president and secretary of the ARC HT advisor and the ARC HT property manager since their formation in August 2010. Mr. Weil also has been executive vice president and secretary of ARC RCA since its formation in July 2010 and executive vice president and secretary of the ARC RCA advisor since its formation in May 2010. Mr. Weil also has served as executive vice president and secretary of ARC Daily NAV, its advisor and its property manager since their formation in September 2010. Mr. Weil has served as executive vice president and secretary of ARCT III since its formation in October 2010. Mr. Weil has served as executive vice president and secretary of the advisor and property manager for ARCT III since their formation in October 2010. Mr. Weil also has been executive vice president and secretary of ARCP since its formation in December 2010 and executive vice president and secretary of its advisor since its formation in November 2010. Mr. Weil also has been the executive vice president of American Realty Capital II Advisors, LLC since its formation in December 2009. From October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited. He was formerly the senior vice president of sales and leasing for AFRT (as well as for its predecessor, AFRG) from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square-foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. From July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 63 and 24 licenses.

Scott J. Bowman was appointed as an independent director of our company in August 2011. Mr. Bowman was also appointed as an independent director of ARC Daily NAV in August 2011. Mr. Bowman has over 20 years of experience in global brand and retail management in addition to retail store development. Mr. Bowman founded Scott Bowman Associates in May 2009 and has served as its Chief Executive Officer since such time. Scott Bowman Associates provides global management, business development, retail market and network strategies, licensing, strategic planning and international strategy and operations support to leading retailers and consumer brands. From May 2005 until September 2008, Mr. Bowman served as President of Polo Ralph Lauren International Business Development where he was also a member of the Executive Committee and Capital Committees. From June 2007 until September 2008, Mr. Bowman served as Chairman of Polo Ralph Lauren Japan. During his time with Polo Ralph Lauren, Mr. Bowman led the effort to transform the company’s business in Asia from a licensed structure to a direct, integrated subsidiary of Polo Ralph Lauren. The transformation included upgraded merchandising, marketing, store development processes, restructuring remaining partnership agreements as well as leading the effort to buy back control of key operating territories in Asia. From 2003 to 2005, Mr. Bowman served as Founder and Chief Executive Officer of Scott Bowman Associates International Retail Consultancy. From May 1998 until January 2003, Mr. Bowman served as an Executive Officer of two subsidiaries of LVMH Moet Hennessy Louis Vuitton. From February 2001 until January 2003, Mr. Bowman served as the Chief Executive Officer of Marc Jacobs Int’l. From May 1998 until January 2001, he was the Region President of Duty Free Shoppers. Mr. Bowman has been the Chairman of the Board of Colin Cowie Enterprises, a multi-platform digital events and lifestyle company, since its formation in March 2011. He was also a member of the boards of directors of Stewart Weitzman from February 2009 until April 2010 and The Health Back, a specialty and e-commerce retailer, from May 2004 until September 2007. Mr. Bowman received his B.A. from the State University of New York at Albany. We believe that Mr. Bowman’s extensive experience in global brand and retail management and retail store development make him well qualified to serve as a member of our board of directors.

William G. Stanley was appointed as an independent director of our company in October 2009. Mr. Stanley has been an independent director of ARCT since January 2008 and an independent director of ARC RCA since February 2011. Mr. Stanley also serves as an independent director of BDCA, an American Realty Capital-sponsored specialty finance company, since January 2011. Mr. Stanley is a member of the audit committee of our board of directors and a member of the audit committee of the boards of directors of ARCT and ARC RCA. Mr. Stanley is the founder and managing member of Stanley Laman Securities, LLC (SLS), a FINRA member broker-dealer, since 2004, and the founder and president of The Stanley-Laman Group, Ltd (SLG), a registered investment advisor for high net worth clients since 1997. SLG has built a multi-member staff which critically and extensively studies the research of the world’s leading economists and technical analysts to support its tactical approach to portfolio management. Over its history, SLG and SLS have assembled an array of intellectual property in the investment, estate, tax and business planning arena. Mr. Stanley has earned designations as a Chartered Financial Consultant, Chartered Life Underwriter, and received his Master of Science in Financial Services from the American College in 1997. Mr. Stanley holds FINRA Series 7, 63 and 24 licenses. We believe that Mr. Stanley’s significant background in the finance and investment management industry and his service on the board of directors of other public companies in the past makes him well qualified to serve as a member of our board of directors.

Robert H. Burns was appointed as an independent director of our company in October 2009. He has also been an independent director of ARCT and ARCT III since January 2008 and January 2011, respectively. Burns is a hotel industry veteran with an international reputation and over 30 years of hotel, real estate, food and beverage and retail experience. Mr. Burns founded and built the luxurious Regent International Hotels brand, which he sold in 1992. From 1970 to 1992, Mr. Burns served as chairman and chief executive officer of Regent International Hotels, where he was personally involved in all strategic and major operating decisions. In this connection, Mr. Burns and his team of professionals performed site selection, obtained land use and zoning approvals, performed all property due diligence, financed each project by raising both equity and arranging debt, oversaw planning, design and construction of each hotel property, and managed each asset. Each Regent hotel typically contained a significant food and beverage element and high-end retail component, frequently including luxury goods such as clothing, jewelry, as well as retail shops. In fact, Mr. Burns is extremely familiar with the retail landscape as his flagship hotel in Hong Kong was part of a mixed-use complex anchored by a major enclosed shopping center connected to the Regent Hong Kong. Thus, Mr. Burns has over forty (40) years as a manager and principal acquiring, financing, developing and operating properties. Mr. Burns opened the first Regent hotel in Honolulu, Hawaii, in 1970. From 1970 to 1979, the company opened and managed a number of prominent hotels, but gained truly international recognition in 1980 with the opening of The Regent Hong Kong, which brought a new dimension in amenities and service to hotels in the city and attracted attention throughout the world. It was in this way that the hotel innovatively combined the Eastern standard of service excellence with the Western standard of luxurious spaces. In all, Mr. Burns developed over 18 major hotel projects including the Four Seasons Hotel in New York City, the Beverly Wilshire Hotel in Beverly Hills, the Four Seasons Hotel in Milan, Italy, and the Four Seasons Hotel in Bali, Indonesia.

Mr. Burns currently serves as chairman of Barings’ Chrysalis Emerging Markets Fund (since 1991) and as a director of Barings’ Asia Pacific Fund (since 1986). Additionally, he is a member of the executive committee of the board of directors of Jazz at Lincoln Center in New York City (since 2000), and chairs the Robert H. Burns Foundation which he founded in 1992 and which funds the education of Asian students at American schools. Mr. Burns frequently lectures at Stanford Business School. Mr. Burns was chairman and co-founder of the World Travel and Tourism Council (1994 to 1996), a forum for business leaders in the travel and tourism industry. With Chief Executives of some one hundred of the world’s leading travel and tourism companies as its members, the World Travel and Tourism Council has a unique mandate and overview on all matters related to travel and tourism. He served as a faculty member at the University of Hawaii (1963 to 1994) and as president of the Hawaii Hotel Association (1968 to 1970). Mr. Burns began his career in Sheraton’s Executive Training Program in 1958, and advanced rapidly within Sheraton and then within Westin Hotels (1962 to 1963). He later spent eight years with Hilton International Hotels (1963 to 1970). Mr. Burns graduated from the School of Hotel Management at Michigan State University (1958), and the University of Michigan’s Graduate School of Business (1960), after serving three years in the U.S. Army in Korea. For the past five years Mr. Burns has devoted his time to owning and operating Villa Feltrinelli on Lago di Garda, in Northern Italy, a small, luxury hotel, and working on developing hotel projects in Asia, focusing on Vietnam and China. We believe that Mr. Burns’ experience as a real estate developer for over 40 years, during which he developed over 18 major hotel projects, make him well qualified to serve as a member of our board of directors.”

Amendment to Advisory Agreement

The following sentence replaces the third sentence of the first paragraph under “Management — The Advisor” on page 76 of the Prospectus.

“New York Recovery Advisors, LLC has contractual responsibility to us and our stockholders pursuant to the advisory agreement, executed on February 17, 2010, amended and restated on April 8, 2010, further amended and restated as of September 2, 2010, and amended on June 23, 2011.”

Dealer Manager

The following language replaces the disclosure under the heading “Management — Affiliated Companies — Dealer Manager” beginning on page 83 of the Prospectus.

“Realty Capital Securities, LLC (CRD #145454), our dealer manager, is a member firm of FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for ARCT, PE-ARC, ARC RCA, ARC HT, Healthcare Trust of America, Inc., ARC Daily NAV, ARC — Northcliffe, ARCT III, United Development Funding IV and ARCP.

Our dealer manager is a wholly owned subsidiary of American Realty Capital II, LLC. Accordingly, our dealer manager is indirectly majority-owned and controlled by Messrs. Schorsch and Kahane. Our dealer manager is an affiliate of both our advisor and the property manager. See the section entitled “Conflicts of Interest” in this prospectus.

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)
Edward M. Weil, Jr.	44	Chief Executive Officer
Louisa Quarto	43	President
Kamal Jafarnia	45	Executive Vice President and Chief Compliance Officer
Alex MacGillivray	49	Senior Vice President and National Sales Manager

The background of Mr. Weil is described in the “Management — Executive Officers and Directors” section of this prospectus and the backgrounds of Ms. Quarto and Messrs. Jafarnia and MacGillivray are described below:

Louisa Quarto has been the president of Realty Capital Securities LLC, our dealer manager, since September 2009. Ms. Quarto served as senior vice president and chief compliance officer for our dealer manager from May 2008 until February 2009, as executive managing director from November 2008 through July 2009 and co-president from July 2009 through August 2009. Ms. Quarto also has been senior vice president for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for Realty Capital Securities include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker dealer subsidiary, Carey Financial LLC, beginning as an associate marketing director in 1996, becoming second vice president in 1999, vice president in 2000 and senior vice president in 2004. From July 2005 through April 2008 Ms. Quarto served as executive director and chief management officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Kamal Jafarnia has been the executive vice president and chief compliance officer of our dealer manager since February 2009. Mr. Jafarnia has served as a senior vice president of American Realty Capital since November 2008. From March 2008 to October 2008, Mr. Jafarnia served as executive vice president of Franklin Square Capital Partners and as chief compliance officer of FB Income Advisor, LLC, the registered investment adviser to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm. From May 2006 to March 2008, Mr. Jafarnia was assistant general counsel and chief compliance officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts. From September 2004 to May 2006, Mr. Jafarnia worked as vice president of CNL Capital Markets, Inc. and chief compliance officer of CNL Fund Advisors, Inc. Mr. Jafarnia earned a B.A. from the University of Texas at Austin and a J.D. from Temple University School of Law in Philadelphia, Pennsylvania. He is currently participating in the Masters of Laws degree program in Securities and Financial Regulation at the Georgetown University Law Center in Washington, DC. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray has been the senior vice president and national sales manager of our dealer manager since June 2009. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by our dealer manager. From January 2006 to December 2008, he was a director of sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. From December 2003 to January 2006, he was a national sales manager at Lincoln Financial, overseeing a team focused on variable annuity sales. From June 1996 to October 2002, he was a senior sales executive at AXA Equitable, initially as division sales manager, promoted to national sales manager, and promoted again to chief executive officer and president of AXA Distributors, with responsibility for variable annuity and life insurance distribution. From February 1992 to May 1996, Mr. MacGillivray was a regional vice president at Fidelity Investments with responsibility for managing the sales and marketing of mutual funds to broker-dealers. While at Fidelity Investments, he was promoted to senior vice president and district sales manager in 1994. From October 1987 to 1990, Mr. MacGillivray was a regional vice president at Van Kampen Merritt where he represented mutual funds, unit investment trusts, and closed end funds. Mr. MacGillivray holds FINRA Series 7, 24 and 63 licenses.”

Conflicts of Interest

The following language replaces the introductory disclosure under the heading “Conflicts of Interest” on page 99 of the Prospectus.

“We are subject to various conflicts of interest arising out of our relationship with our advisor and its affiliates, including conflicts related to the arrangements pursuant to which our advisor and its affiliates will be compensated by us. Our agreements and compensation arrangements with our advisor and its affiliates were not determined by arm’s-length negotiations. See the section entitled “Management Compensation” in this prospectus. Some of the conflicts of interest in our transactions with our advisor and its affiliates, and the limitations on our advisor and its affiliates adopted to address these conflicts, are described below.

Affiliates of our advisor have sponsored and may sponsor one or more other real estate investment programs in the future, including American Realty Capital Trust, Inc., or ARCT, Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, American Realty Capital Healthcare Trust, Inc., or ARC HT, American Realty Capital — Retail Centers of America, Inc., or ARC RCA, American Realty Capital Daily Net Asset Value Trust, Inc., or ARC Daily NAV, ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, American Realty Capital Trust III, Inc., or ARCT III, and American Realty Capital Properties, Inc., or ARCP. For additional information on each of these programs, please see the section entitled “Prior Performance Summary” elsewhere in this prospectus.

None of the investment objectives of these affiliated programs are similar to our investment objectives, which aim to acquire high quality income-producing commercial real estate located in the New York MSA, and in particular, New York City, with a focus on office and retail properties.

The officers and key personnel of our advisor are expected to spend a substantial portion of their time on activities unrelated to us, which may significantly reduce the amount of time to be spent by such officers and key personnel on activities related to us. It is currently anticipated that Mr. Happel will spend substantially all of his time on our behalf. Each of the other officers and key personnel, including Messrs. Schorsch and Kahane, is currently expected to spend a portion of their time on our behalf. In addition to the key personnel listed above, our advisor employs personnel who have extensive experience in managing REITs similar to us and selecting and managing commercial properties similar to the properties sought to be acquired by us. Based on our sponsor’s experience in sponsoring ARCT, PE-ARC, ARC HT and us, all of which are non-traded REITs that are in their operational stage, a significantly greater time commitment is required of senior management during the development stage when the REIT is being organized, funds are initially being raised and funds are initially being invested, and less time is required as additional funds are raised and the offering matures. We refer to the “development stage” of a REIT as the time period from the inception of the REIT until it raises a sufficient amount of funds to break escrow under its registration statement.

In addition, certain of our executive officers, Messrs. Schorsch and Kahane, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities, including the advisor and property manager of other REITs sponsored by the American Realty Capital group of companies, many of which are in the development stage.

The management of multiple REITs, especially REITs in the development stage, may significantly reduce the amount of time our executive officers are able to spend on activities related to us. Additionally, as described below, given that five of the American Realty Capital-sponsored REITs have registration statements that are not yet effective or are in the development phase, and six of the American Realty Capital-sponsored REITs have registration statements that became effective in the past twelve months, including us, in which our executive officers are involved, and will have concurrent and/or overlapping fundraising, acquisition, operational and disposition and liquidation phases, conflicts of interest related to these REITs will arise throughout the life of our company with respect to, among other things, finding investors, locating and acquiring properties, entering into leases and disposing of properties. The conflicts of interest each of our executive officers and each officer of our advisor will face may delay our fund raising and investment of our proceeds due to the competing time demands.

These individuals also owe fiduciary duties to these other entities and their stockholders and limited partners, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties to, affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor, (f) compensation to our advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate cash needed to make distributions to you and to maintain or increase the value of our assets. If these individuals act or fail to act in a manner that is detrimental to our business or favor one entity over another, they may be subject to liability for breach of fiduciary duty.

Although certain of our executive officers face conflicts of interest as a result of the foregoing, the following factors tend to ameliorate the effect of the resulting potential conflicts of interest. Our fundraising, including finding investors, will be handled principally by our dealer manager, with our executive officers’ participation limited to participation in sales seminars. As described below, our dealer manager has a sales team that includes 90 professionals, as well as a wholesaling team for each offering dedicated to that offering, which it believes is adequate and structured in a manner to handle sales for all of the offerings for which it is the dealer manager. Some of the American Realty Capital-sponsored REITs have sub-advisors or dedicated management teams who have primary responsibility for investment activities of the REIT, which may mitigate some of these conflicts of interest. Five senior members, all of which are our executive officers, collectively indirectly own interests in the dealer manager and the sponsors or co-sponsors of the American Realty Capital-sponsored investment programs. Controlling interests in the dealer manager and the sponsors or co-sponsors of the American Realty Capital-sponsored investment programs are owned by Nicholas S. Schorsch and William M. Kahane. See the organizational chart in this section below. These members share responsibility for overseeing key management functions, including general management, investing, asset management, financial reporting, legal and accounting activities, marketing strategy and investor relations. This “bench” of senior members provides depth of management and is designed with succession planning in mind. Nonetheless, the competing time commitments resulting from managing multiple development stage REITs may impact our investment activities and our executive officers’ ability to oversee these activities.

We will compete for investors with other American Realty Capital-sponsored programs, which offerings will be ongoing during a significant portion of our offering period. The overlap of these offerings with our offering could adversely affect our ability to raise all the capital we seek in this offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

We may buy properties at the same time as one or more of the other American Realty Capital-sponsored programs managed by officers and key personnel of our advisor. As a result, they owe duties to each of these entities, their members and limited partners and these investors and others to whom they provide services, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. However, to the extent that our advisor or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a discussion of the restrictions included in our charter relating to limits placed upon our directors, officers and certain of our stockholders, see the section of this prospectus captioned “— Certain Conflict Resolution Procedures.” In addition, for a description of some of the risks related to these conflicts of interest, see the section of this prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest.”

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.”

The following disclosure is added on page 100 of the Prospectus immediately following the section entitled “Conflicts of Interest — Other Activities of New York Recovery Advisors, LLC and Its Affiliates.”

“Affiliated Transaction Best Practices Policy

In March 2011, Realty Capital Securities, LLC, the affiliated entity retained by us to act as dealer manager in connection with our initial public offering, adopted best practices guidelines related to affiliated transactions applicable to all the issuers whose securities are traded on its platform (which includes us) that requires that each such issuer adopt guidelines that, except under limited circumstances, (i) restrict such issuer from entering into co-investment or other business transactions with another investment program sponsored by the American Realty Capital group of companies, and (ii) restrict sponsors of investment programs from entering into co-investment or other business transactions with their sponsored issuers.

Accordingly, on March 17, 2011, all of the members of our board of directors voted to approve our affiliated transaction best practices policy incorporating the dealer manager’s best practices guidelines, pursuant to which we may not enter into any co-investments or any other business transaction with, or provide funding or make loans to, directly or indirectly, any investment program or other entity sponsored by the American Realty Capital group of companies or otherwise controlled or sponsored, or in which ownership (other than certain minority interests) is held, directly or indirectly, by Mr. Nicholas Schorsch and/or Mr. William Kahane, that is a non-traded REIT or private investment vehicle in which ownership interests are offered through securities broker-dealers in a public or private offering, except that we may enter into a joint investment with a Delaware statutory trust, or a DST, or a group of unaffiliated tenant in common owners, or TICs, in connection with a private retail securities offering by a DST or to TICs, provided that such investments are in the form of pari passu equity investments, are fully and promptly disclosed to our stockholders and will be fully documented among the parties with all the rights, duties and obligations assumed by the parties as are normally attendant to such an equity investment, and that we retain a controlling interest in the underlying investment, the transaction is approved by the independent directors of our board of directors after due and documented deliberation, including deliberation of any conflicts of interest, and such co-investment is deemed fair, both financially and otherwise. In the case of such co-investment, our advisor will be permitted to charge fees at no more than the rate corresponding to our percentage co-investment and in line with the fees ordinarily attendant to such transaction. At any one time, our investment in such co-investments will not exceed 10% of the value of our portfolio.”

The following disclosure replaces the first bullet point under “Conflicts of Interest — Certain Conflict Resolution Procedures” on page 102 of the Prospectus.

“ •	We will not purchase or lease properties in which our sponsor, New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders has an interest without a determination by a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its appraised value. We will not sell or lease properties to our sponsor, New York Recovery Advisors, LLC, any of our directors, any of our officers, any of their respective affiliates or certain of our stockholders unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.”

Insurance Policies

The following language replaces the disclosure under the heading “Investment Strategy, Objectives and Policies — Insurance Policies” on page 114 of the Prospectus.

“We typically purchase comprehensive liability, rental loss, all-risk property casualty and terrorism insurance covering our real property investments provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods or riots. If an uninsured loss occurs, we could lose our “invested capital” in, and anticipated profits from, the property. For these purposes, “invested capital” means the original issue price paid for the shares of our common stock reduced by prior distributions from the sale or financing of our properties. See the section entitled “Risk Factors — General Risks Related to Investments in Real Estate” in this prospectus for additional discussion regarding insurance.”

Description of Real Estate Investments

The section entitled “Description of Real Estate Investments” beginning on page 120 of the Prospectus is deleted in its entirety and replaced with the following.

“Interior Design Building

On June 22, 2010, we acquired an office building known as the Interior Design Building located at 306 East 61st Street in Manhattan. The building caters to tenants in the interior design industry, including art and antique galleries, as well as furniture and lighting stores.

The property is centrally located between Midtown and the Upper East Side in Manhattan which allows its tenants to serve a wide array of clientele, including affluent homeowners and decorators. It is situated in one of the wealthiest zip codes in the United States, including Manhattan’s Midtown East and Upper East Side neighborhoods. Numerous other buildings are located in the area offering similar spaces to similar tenants.

This acquisition consists of one fee-simple property. The building has approximately 81,000 square feet on seven floors and is approximately 86% leased to 15 tenants. As of June 30, 2011, annualized rental income per square foot ranges from approximately $19.00 to $52.00 with a weighted average annual rental rate of $38.64 per square foot. No lease comprises more than 15.0% of the total leasable space. Lease maturities range from one year to seven years.

Capitalization

The contract purchase price for the property was $32.3 million, exclusive of acquisition costs, at a capitalization rate of 6.6% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Based on net operating income as a percentage of the base purchase price, the capitalization rate on an unlevered basis approximates 6.6%. A portion of the property acquisition was funded with: (a) an existing mortgage note of $14.2 million; (b) $8.9 million in proceeds from two bridge loans made by two unaffiliated entities (described below); and (c) $1.5 million in proceeds from a short-term advance from our sponsor (described below). The bridge loans made by the two unaffiliated entities each have an annual interest rate of 9.0%, are payable in six monthly installments of 16.67% of the original bridge loan amount, and were to have matured in January 2011. In 2010 the terms of the loan were renegotiated to require interest only payments and to mature in June 2012. The repayment of such bridge loans requires a 1% exit fee based on the original loan proceeds (or $89,000) payable upon the maturities of the respective loans and is prepayable at any time. The borrowings from our sponsor are interest-free and do not include fees typically charged for such short-term borrowings. The Company repaid the advance to our sponsor in full.

As part of the acquisition, we assumed an existing first mortgage loan originated by Deutsche Banc Mortgage Capital, LLC with a 6.20% interest rate. The loan matures in November 2012. The principal is amortized on a 30-year amortization schedule, with the balance (expected to be $13.5 million) due on maturity. Because the mortgage loan requires a standard guaranty for a limited recourse “bad boy” carve-out provision and the lender determined that we do not currently have sufficient net worth to serve as sole guarantor, Messrs. Schorsch and Kahane have agreed to jointly provide the “bad boy” guaranty in respect of the mortgage loan. We entered into an agreement with Messrs. Schorsch and Kahane by which we agreed to be responsible for any amounts required to be paid by them under this guaranty.

Major Tenants/Lease Expiration

As of June 30, 2011, three tenants, an interior designer, an antique rug and custom carpet supplier and an antique dealer, occupied more than 10% of the rentable square footage of the building. The interior designer’s lease requires annualized rental income of approximately $472,000 and expires in August 2016. The antique rug and custom carpet supplier’s lease requires annualized rental income of approximately $384,000 and expires in September 2014. The antique dealer’s lease requires annualized rental income of approximately $425,000 and expires in December 2017.

In March 2011, we re-negotiated the lease terms with one of our antiques showroom tenants, Rosselli 61st Street LLC. The new terms, effective April 1, 2011, include a reduction in monthly rent and an increase in annual rent escalations. In addition, the guaranty underlying the tenant’s obligations under the lease was extended.

On June 17, 2011, we negotiated the surrender and cancellation of two leases with an antique furniture and decorative objects supplier and its affiliate that, together, had formerly occupied more than 10% of the rentable square footage of the building. Together, the tenants’ leases had provided for a base rent of $470,197, plus the tenants’ proportionate share of storage, HVAC, and real estate taxes, for the yearly period ending October 31, 2011, on which date the leases were originally to expire. In connection with the surrender and cancellation of the leases, the tenants agreed to surrender the premises by June 20, 2011, and the Company wrote off approximately $25,000 in lost revenue for the period from January through June 2011. Had the leases not been cancelled, the Company would have expected to have received from such tenants an additional approximately $190,000 in revenue, which includes base rent, storage, HVAC and real estate taxes, for the period from July through October 2011. The Company is actively marketing the surrendered premises.

The table below describes the occupancy rate and the annualized rental income per square foot as of June 30, 2011 and December 3st for each of the last five years where such information is available:

	June 30, 2011		2010		2009	2008	2007	2006
Occupancy rate	85.9%		100.00%		100.00%	98.46%	100.00%	*
Annualized rental income per square foot	$38.64	(1)	$42.04	(1)	$50.02	$46.19	$44.35	*

(1)	In 2010, we engaged an unaffiliated third-party real estate firm to remeasure the rental square footage of the Interior Design Building. Annualized rental income per square foot is based on the remeasured amounts.
*	The seller of the Interior Design Building was able to provide historical figures as far back as 2007, but was unresponsive to our requests for further information once the transaction was complete.

The table below sets forth the lease expiration information for each of the next ten years (annualized rental income in thousands):

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annualized Rental Income Under Expiring Leases(1)	% of Total Annualized Rental Income(1) Represented by Expiring Leases
2011	6	20,932	30.1%	$812	30.2%
2012	—	—	—	—	—
2013	1	1,884	2.7%	86	3.2%
2014	4	21,797	31.3%	703	26.1%
2015	—	—	—	—	—
2016	3	16,879	24.2%	665	24.7%
2017	1	8,148	11.7%	425	15.8%
2018	—	—	—	—	—
2019	—	—	—	—	—

(1)	Annualized rental income as of June 30, 2011 on a straight-line basis, which includes tenant concessions such as free rent, as applicable.

Other

We are considering approximately $1 million of potential capital expenditures that may occur over the next 12 to 24 months.

We believe that this property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2010 Federal tax return.

The annual realty taxes payable on the Interior Design Building for the calendar year 2010 will be approximately $770,162.

Bleecker Street Portfolio

On December 1, 2010, the Company, through its sponsor, American Realty Capital III, LLC, closed its acquisition of a portfolio of five retail condominiums in Manhattan, New York. The seller consisted of Bleecker Street Condo, LLC, 382/384 Bleecker, LLC, 382/384 Perry Retail, LLC and BCS 387, LLC. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The properties are located on Bleecker Street in Greenwich Village, consist of approximately 9,700 square feet, and are leased to the following five high-end fashion tenants: Marc Jacobs, Michael Kors, Burberry, Mulberry and APC. Numerous buildings are located in the area offering similar spaces to similar tenants.

Capitalization

The Company purchased the portfolio for a purchase price of $34.0 million, exclusive of acquisition related costs, at an average capitalization rate of 7.2% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). The Company financed a portion of the purchase price with a five-year, $21.3 million mortgage note bearing a fixed interest rate of 4.29% with an unaffiliated lender. The mortgage requires monthly interest payments with the principal balance due on the maturity date in December 2015. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain at $21.3 million.

In addition, the acquisition and closing costs were partially funded from funds received from two joint venture partners and the Company. These joint venture partners, American Realty Capital Trust, Inc., an affiliate of the Company, or ARCT, and an unaffiliated third-party investor, provided $13.0 million of preferred equity proceeds. ARCT made a an investment of $12.0 million and the unaffiliated third-party made an investment in of $1.0 million. The preferred equity yield is between 6.85% and 7.00%. The balance of the purchase price and closing costs which total $0.7 million, excluding the costs incurred related to securing the mortgage financing, was funded by New York Recovery Operating Partnership, L.P., our operating partnership. Although a party to the joint venture agreement, our operating partnership does not receive a preferred equity yield. We may redeem the equity interests of our operating partnership, ARCT or the unaffiliated third party investor at their respective capital contribution plus any accrued yields, as applicable. The joint venture agreement provides the preferred equity investors with no voting rights and as such, we are responsible for day-to-day control over operating decisions of the properties.

Major Tenants/Lease Expiration

Each of the five tenants occupies 100% of the rentable square footage of the particular condominium that it leases.

The lease to Marc Jacobs has an annualized rental income of approximately $468,000 and expires in July 2017. The lease has one five-year renewal option at 95% of fair market rent, but in no event less than 90% of last paid rent.

The lease to Michael Kors has an annualized rental income of approximately $622,000 and expires in August 2022. The lease has one five-year renewal option at 95% percent of fair market rent.

The lease to Burberry has an annualized rental income of approximately $1,032,000 and expires in November 2020. The lease has two five-year renewal options at the greater of 95% percent of fair market rent and 103% last rent paid.

The lease to A.P.C. has an annualized rental income of approximately $138,000 and expires in June 2020. The lease has no renewal option.

The lease to Mulberry has an annualized rental income of approximately $293,000 and expires in May 2016. The lease has one five-year renewal option at 95% percent of fair market rent.

Each of the leases provides for 3% annual rent increases. The five retail properties are ground-floor commercial condominium units with approximately 9,700 square feet situated in three buildings between West 11th and Charles Streets. All rents are annualized as of December 2010.

	2010	2009(1)	2008(1)	2007(1)	2006
Occupancy Rate	100%	100%	100%	100%	(2)
Annualized rental income per square foot	$230.49	$87.22	$84.99	$83.91	(2)

(1)	Two of the five units were not separate condominiums prior to 2010
(2)	None of the five units were not separate condominiums prior to 2007

Other

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The real estate taxes for the 2010/2011 tax year are as follows:

		Tax Amount	Tax Rate
367/369 Bleecker Street: COM	Burberry	$26,203	13.353%
382/384 Bleecker Street: COM A & C	Marc Jacobs	$17,174	10.312%
382/384 Bleecker Street: COM B	Michael Kors	$14,363	10.312%
382/384 Bleecker Street: COM D	APC	$5,848	10.312%
387 Bleecker Street: COM	Mulberry	$3,412	17.364%

Taxes are billed quarterly in advance and have been paid thru December 2010.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2010 Federal tax return.

Foot Locker

On March 22, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee-simple property located at 2061-2063 86th Street in the Bensonhurst neighborhood of Brooklyn, New York. The closing of the acquisition occurred on April 18, 2011. The seller was 2061 86th Street, LLC, an entity which has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property is located along the 86th Street corridor in the Bensonhurst neighborhood of Brooklyn. With a population of nearly 1.5 million within a five mile-radius of the property, this thriving commercial corridor consists of independent businesses and national retailers with very diverse retail offerings.

The retail facility is a three-story building with approximately 6,100 square feet of gross leasable area. The Property is 100% leased to Foot Locker Retail, Inc., an athletic footwear and apparel retailer, at an annualized rental income per square foot of $74.37. Based on publicly available information, Foot Locker Retail, Inc. is the 100% owned U.S. operating subsidiary of Foot Locker, Inc. (NYSE: FL), a leading global retailer of athletic footwear and apparel.

Capitalization

The contract purchase price for the property was approximately $6.17 million, exclusive of closing costs at a capitalization rate of 7.4% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, we deposited $308,500 in escrow upon signing. We financed a portion of the acquisition of the property with a $3.25 million mortgage loan received from Citibank Global Market Realty Corp. The mortgage loan bears an interest rate of 4.51% and requires only monthly interest payments with the principal balance due on the maturity date in April 2016. The mortgage is nonrecourse and may be accelerated only upon the event of a default. The mortgage may be prepaid through defeasance. As the mortgage is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.25 million. At closing, the seller placed a reserve of approximately $19,100 in escrow to repair the roof, fire escape and cornice.

Major Tenant/Lease Expiration

The property has been 100% leased to Foot Locker Retail, Inc. since September 2009, with the tenant opening for business in November 2010 after completion of renovations on the Property. No occupancy rate information or information relating to the average effective annual rent per square foot for prior periods is available from the Seller. The lease for the property has an initial term of 15 years and expires in January 2026, or in 14.6 years. The annualized rental income for the remaining term of the lease is approximately $455,000. The lease contains contractual rental escalations of 10% every three years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. The lease provides for one renewal option of five years at a 10% annual rent increase followed by another 10% annual rent increase three years into the renewal term.

Other

We do not have any scheduled capital improvements.

We believe the property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

The annual realty taxes payable on the property for the calendar year 2011 will be approximately $20,000.

Regal Parking Garage

On June 8, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire one fee-simple parking garage commercial condominium property located on 33 West 56th Street in the Midtown neighborhood of Manhattan, New York. The acquisition closed on June 30, 2011. The seller was MCP SO Strategic, 56, L.P., an entity which has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property is located at the base of the newly developed, luxury “Centurion Condominium” and consists of approximately 12,856 square feet of gross leasable area encompassing 76 parking spaces. The property is 100% leased to Regal Car Park, LLC, a parking management company specializing in New York City. Numerous buildings are located in the area offering similar spaces to similar tenants.

In connection with the acquisition, we paid our advisor an acquisition fee of $54,000 and a financing coordination fee of $22,500, and we reimbursed our advisor for $27,000 of due diligence expenses.

Capitalization

The contract purchase price for the property was approximately $5.4 million, exclusive of closing costs at a capitalization rate of 7.50% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). Pursuant to the terms of the purchase and sale agreement, we deposited $270,000 in escrow upon signing. We financed a portion of the acquisition of the property with a $3.0 million mortgage received from Citigroup Global Market Realty Corp.

The mortgage loan bears interest at a rate of 4.39% and requires only interest payments until its maturity date in July 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.0 million.

Major Tenant/Lease Expiration

The property has been 100% leased to Regal Car Park, LLC since July 17, 2009, after completion of construction of the property in 2008. The average effective annual rent per square foot for 2010 was $26.06. No occupancy rate information and average effective annual rent per square foot for periods prior to July 17, 2009 is available from the seller. The lease for the property has a 25-year term expiring in July 2034, or in approximately 23.1 years. The tenant has no renewal options. The annualized rental income on a straight-line basis for the remaining term of the lease is approximately $405,000. The lease contains contractual rental escalations of 3% every two years. The lease is double net inasmuch as the landlord is responsible for maintaining the structure of the building and the tenant is required to pay all taxes and other operating expenses up to $150,000 yearly, in addition to base rent.

As security for the performance of its obligations under the lease, the tenant has deposited a security deposit with the landlord in the form of an unconditional, irrevocable letter of credit in the amount of $167,500. In addition, Mr. Richard Ull, the owner and operator of Regal Car Park, LLC, has guaranteed in full the tenant’s obligations under lease.

Other

We do not have any scheduled capital improvements.

We believe the property is adequately insured.

The federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing the Company’s 2011 federal tax return.

As the property is part of a newly developed condominium building, the property is subject to a Section 421a tax abatement which will decrease at a rate of 20% every two years until the tenth anniversary of the commencement of the tax abatement, when the full property taxes become due. The annual realty taxes payable on the Property for the calendar year 2011 will be approximately $65,000.

Potential Real Estate Investments

Washington Street Portfolio

On April 18, 2011, our board of directors approved the following property acquisition. On April 27, 2011, we, through our sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement to acquire a portfolio of four retail condominiums, or the Washington Street Portfolio, located on 416 – 424 Washington Street in the Tribeca neighborhood of Manhattan, New York. The seller is AA Olympic, LLC. The seller has no material relationship with us and the acquisition is not an affiliated transaction. On April 28, 2011, we began our diligence review of the property. Our obligations under the purchase agreement are subject to the satisfactory completion of such review, along with the formation of individual condominium units for each retail space, among other conditions. Although we believe that the acquisition of the Washington Street Portfolio is probable, there can be no assurance that the acquisition will be consummated.

The condominiums are situated on the same block of Washington Street at its intersection with Laight Street in Tribeca. Tribeca is dominated by former industrial buildings that have been converted into residential buildings and lofts and is one of the most fashionable and desirable neighborhoods. Numerous other buildings are located in the area and provide similar spaces to similar tenants.

Each condominium will be a fee-simple property consisting of one retail space. All the condominiums will contain a total of approximately 24,000 square feet, including an approximately 15,000 square foot parking garage and an approximately 1,750 square foot storage basement. Annual rental rates currently range from approximately $28.17 to $61.16 per square foot with a weighted average annual rental rate of $48.12 per square foot. In addition, the wine store tenant’s month to month rental rate for basement storage space is $8.17 per square foot. Each lease comprises 100% of the total leasable space of the particular condominium leased. The four leases have maturities ranging from 2015 to 2030.

Capitalization

The purchase price for the Washington Street Portfolio is $9.86 million, exclusive of closing costs at a capitalization rate of 9.23% (calculated by dividing annualized rental income on a straight-line basis less estimated annualized property operating costs by the base purchase price). The closing of the acquisition is expected to occur on or before August 31, 2011.

We expect to fund the acquisition of the Washington Street Portfolio with proceeds from our ongoing offering. We may finance the acquisition post-closing. However, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Major Tenants/Lease Expiration

Each condominium is leased to one of the following tenants: a parking garage, a wine shop, a men’s lifestyle club and a luxury condominium builder. No occupancy rate information and average effective annual rent per square foot for prior periods is available from the Seller.

The lease to the parking garage is with respect to 15,055 square feet, has a per annum rent of $469,506 and expires in May 2030. The parking garage lease has 3% annual rent escalations. The lease has no renewal option. The garage’s per annum rent represents 55.7% of the current gross annual rent of the Washington Street Portfolio. The tenant, a parking, transportation and car wash provider, supplies parking services in the New York area at locations in Manhattan, Brooklyn, Long Island and the Bronx.

The lease to the wine shop is with respect to 2,083 square feet, has a per annum rent of $127,396 and expires in June 2017. The wine shop lease has 3% annual rent escalations. The lease has one five-year renewal option at the greater of (a) 103% of the last year’s rent and (b) the fair market rent. The wine shop also rents 1,762 square feet of basement storage space at a per annum rent of $14,400, or $1,200 per month, on a month-to-month basis. There are no provisions relating to rent escalations or renewal options with respect to this portion of the lease. The wine shop’s total per annum rent represents 16.8% of the current gross annual rent of the Washington Street Portfolio. The wine shop is a New York wine shop specializing in providing wine from small producers in Italy, France and California.

The lease to the men’s lifestyle club is with respect to 3,603 square feet, has a per annum rent of $187,347 and expires in June 2016. The men’s lifestyle club lease has 3% annual rent escalations. The lease has one five-year renewal option at an initial annual rent of $228,283 with increases of 3% per year. The men’s lifestyle club per annum rent represents 22.2% of the current gross annual rent of the Washington Street Portfolio. The men’s lifestyle club, offers haircuts, highlights, hair coloring, hair relaxing, manicures, pedicures, massages and shoe shines and repairs. Club amenities include a billiards lounge, clubroom, café and a display of art for sale.

The lease to the luxury condominium builder is with respect to 1,565 square feet, has a per annum rent of $44,032 and expires in September 2015. The luxury condominium builder lease has annual rent escalations, which vary due to certain rent abatements. The lease has one five-year renewal option with a 3% increase in rent upon renewal and annual increases in rent of 3% thereafter. The luxury condominium builder’s per annum rent represents 5.2% of the current gross annual rent of the Washington Street Portfolio. The luxury condominium builder is a real estate development company that focuses mainly on projects in the New York City metropolitan area.

Other

We do not have any scheduled capital improvements.

We believe that this property is adequately insured.

The Federal tax basis and the rate of depreciation will be determined based upon the completion of cost allocation studies in connection with finalizing our 2011 Federal tax return.

Based upon preliminary information provided by the seller with respect to the to-be-created condominium units, annual realty taxes payable on the property for the 2011/2012 tax year are estimated to be approximately $80,000. More accurate information regarding the applicable annual realty taxes will not be available until such time as the formation of the condominium units is completed.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following language replaces in its entirety the disclosure on page 125 of the Prospectus under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

“In addition to measurements defined by GAAP, our management also considers funds from operations (“FFO”) and modified funds from operations (“MFFO”), each as described below, as supplemental measures of our performance. We present FFO and MFFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by investors and other interested parties in the evaluation of REITS, many of which present FFO and MFFO when reporting their results.

FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of a REIT. FFO is defined by the National Association of Real Estate Investment Trusts, Inc (“NAREIT”) as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations). Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition expenses and transaction-related expenses, which we intend to fund from the proceeds of our offering and which we do not view as an expense of operating a property, are now deducted as expenses in the determination of GAAP net income. As a result, we intend to consider a modified FFO, or MFFO, as a supplemental measure when assessing our operating performance. We intend to explain all modifications to FFO and to reconcile MFFO to FFO and FFO to GAAP net income when presenting MFFO information.

Our MFFO has been determined in accordance with the Investment Program Association (“IPA”) definition of MFFO and may not be comparable to MFFO reported by other non-listed REITs or traded REITs that do not define the term in accordance with the current IPA definition or that interpret the current IPA definition differently. Our MFFO is FFO excluding straight-line rental revenue, gain on sale of unconsolidated real estate entity and acquisition-related costs expensed with an additional adjustment to add back amounts received or receivable from our advisor or its affiliates in the form of an additional capital contribution (without any corresponding issuance of equity in the form of shares of common stock or preferred stock to the advisor or its affiliates). Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. MFFO may provide investors with a useful indication of our future performance and the sustainability of our current distribution policy upon completion of the acquisition period. However, because MFFO excludes the effects of acquisition costs, which are an important component in the analysis of the historical performance of an asset, MFFO should not be construed as a historic performance measure.

Our calculation of MFFO will exclude the following items and as a result will have the following limitations with its use as compared to net income/(loss):

•	Other non-cash charges not related to the operating performance or our properties. Straight-line rent adjustment, gain on sale of unconsolidated real estate entity and other non-cash charges, if any, may be excluded from MFFO if we believe these charges are not useful in the evaluation of our operating performance. Although these charges will be included in the calculation, and result in an increase or decrease, of net income (loss), these charges are adjustments excluded from MFFO because we believe that MFFO provides useful supplemental information by focusing on the changes in our operating fundamentals rather than on events not related to our core operations. However, the exclusion of impairment limits the usefulness of MFFO as a historical operating performance measure since an impairment indicates that the property’s operating performance has been permanently affected.
•	Acquisition expenses and transaction-related expenses. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other non-traded REITs. FFO and MFFO have significant limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. FFO and MFFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. FFO and MFFO do not represent cash generated from operating activities determined in accordance with GAAP and are not measures of liquidity and should be considered in conjunction with reported net income and cash flows from operations computed in accordance with GAAP, as presented in our consolidated financial statements. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO.

Accordingly, we believe that FFO is helpful to our management as a measure of operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income. We believe that MFFO is helpful to investors, other interested parties and our management as a measure of operating performance because it excludes charges that management considers more reflective of investing activities or non-operating valuation changes. By providing FFO and MFFO, we present supplemental information that reflects how our management analyzes our long-term operating activities. We believe fluctuations in MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and as compared to other real estate companies that may not be affected by impairments or acquisition activities.

We believe that presenting FFO and MFFO is useful to and will benefit investors and other interested parties by (i) enhancing the ability of the financial community to analyze and compare our operating performance over time through the developing stages of our operations and among other non-traded REITs; (ii) enhance transparency and public confidence in the quality and consistency of our reported results; and (iii) provide standardized information for the evaluation by investors of our operating performance consistent with how our management, advisor and board of directors judge our operating performance and determine operating, financing and distribution policies.

Our calculation of FFO and MFFO may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.”

The following subsection is added on page 126 of the Prospectus prior to the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk.”

“Information Regarding Dilution

“In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a mechanical calculation using amounts from our audited balance sheet, and is calculated as (1) (a) total book value of our assets less the net value of intangible assets, minus (b) total liabilities less the net value of intangible liabilities, divided by (2) the total number of shares of common and preferred stock outstanding. It assumes that the value of real estate, and real estate related assets and liabilities diminish predictably over time as shown through the depreciation and amortization of real estate investments. It also excludes intangible assets. Real estate values have historically risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. Our net tangible book value reflects dilution in the value of our common and preferred stock from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments, (ii) the funding of distributions from sources other than our cash flow from operations, and (iii) fees paid in connection with our public offering, including commissions, dealer manager fees and other offering costs. As of December 31, 2010, our net tangible book value per share was $8.56. The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2010 was $10.00.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.”

Prior Performance Summary

The following language replaces the disclosure under the heading “Prior Performance Summary” beginning on page 127 of the Prospectus.

“Prior Investment Programs

The information presented in this section represents the historical experience of the real estate programs managed or sponsored over the last ten years by Messrs. Schorsch and Kahane. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs. The prior performance of real estate investment programs sponsored by affiliates of Messrs. Schorsch and Kahane and our advisor may not be indicative of our future results. For an additional description of this risk, see “Risk Factors — Risks Related to an Investment in American Realty Capital New York Recovery REIT, Inc. — We have a very limited operating history and have no established financing sources, and the prior performance of other real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.” The information summarized below is current as of December 31, 2010 and is set forth in greater detail in the Prior Performance Tables included in this prospectus. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, by any public program within the last 24 months, and for a reasonable fee, a copy of the exhibits filed with such Annual Report.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by American Realty Capital and its affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section titled “Conflicts of Interest” in this prospectus for additional information.

Summary Information

During the period from August 2007 (inception of the first public program) to December 31, 2010, affiliates of our advisor have sponsored nine public programs, of which three programs have raised public funds to date, and five non-public programs with similar investment objectives to our program. From August 2007 (inception of the first public program) to December 31, 2010, our public programs which have raised public funds to date, including American Realty Capital Trust, Inc., or ARCT, the Company, and Phillips Edison — ARC Shopping Center REIT, Inc., or PE-ARC, and the programs consolidated into ARCT, which were ARC Income Properties II, LLC and all of the Section 1031 Exchange Programs in existence as of December 31, 2010 described below, had raised $612.7 million from 15,633 investors in public offerings and an additional $65.3 million from 205 investors in a private offering by ARC Income Properties II, LLC and 45 investors in private offerings by the Section 1031 Exchange Programs. The public programs purchased 268 properties with an aggregate purchase price of $972.7 million, including acquisition fees, in 39 states and U.S. territories.

The following table details the percentage of properties by state based on purchase price:

State/Possession	Purchase Price %
Alabama	1.3%
Arizona	0.8%
Arkansas	1.2%
California	10.8%
Colorado	0.4%
Florida	4.5%
Georgia	2.9%
Illinois	4.1%
Indiana	1.3%
Iowa	0.4%
Kansas	3.6%
Kentucky	3.1%
Louisiana	1.3%
Maine	0.4%
Massachusetts	3.7%
Michigan	1.2%
Minnesota	1.2%
Mississippi	0.8%
Missouri	3.8%
Nebraska	0.2%
Nevada	0.3%
New Jersey	3.6%
New Mexico	0.4%
New York	11.1%
North Carolina	1.4%
North Dakota	0.6%
Ohio	2.7%
Oklahoma	1.3%
Oregon	0.5%
Pennsylvania	8.7%
Puerto Rico	3.3%
South Carolina	1.2%
South Dakota	0.3%
Tennessee	0.4%
Texas	8.6%
Utah	3.5%
Virginia	1.1%
Washington	0.3%
West Virginia	3.7%
100%

The properties are all commercial properties comprised of 25.8% freight and distribution facilities, 23.4% retail pharmacies, 14.5% retail bank branches, 6.2% restaurants, 5.8% discount and specialty retail, 4.5% supermarkets and supermarket anchored shopping centers, 4.3% auto services, 3.6% fashion retail, 3.4% home maintenance, 3.4% office/showroom, 2.7% gas/convenience and 2.6% healthcare, based on purchase price. The purchased properties were 36.0% new and 64.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, one property had been sold. The acquired properties were purchased with a combination of proceeds from the issuance of common stock, the issuance of convertible preferred stock, mortgage notes payable, short-term notes payable, revolving lines of credit, long-term notes payable issued in private placements and joint venture arrangements.

During the period from June 2008 (inception of the first non-public program) to December 31, 2010, our non-public programs, which were ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC, had raised $54.3 million from 694 investors. The non-public programs purchased 171 properties with an aggregate purchase price of $247.9 million, including acquisition fees, in 18 states.

The following table details the percentage of properties by state based on purchase price:

State location	Purchase Price %
Alabama	0.1%
Connecticut	0.6%
Delaware	4.8%
Florida	11.0%
Georgia	3.5%
Illinois	6.6%
Louisiana	2.3%
Michigan	11.5%
North Carolina	0.1%
New Hampshire	0.5%
New Jersey	13.0%
New York	9.7%
Ohio	10.3%
Pennsylvania	9.5%
South Carolina	8.4%
Texas	5.0%
Virginia	1.2%
Vermont	2.2%
100%

The properties are all commercial single tenant facilities with 81.0% retail banking and 10.5% retail distribution facilities and 8.6% specialty retail. The purchased properties were 11.0% new and 89.0% used, based on purchase price. None of the purchased properties were construction properties. As of December 31, 2010, 53 properties had been sold. The acquired properties were purchased with a combination of equity investments, mortgage notes payable and long term notes payable issued in private placements.

The investment objectives of these programs are different from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City.

For a more detailed description, please see Table VI in Part II of the registration statement of which this prospectus is a part. In addition, we will provide upon request to us and without charge, the more detailed information in Part II.

Programs of Our Sponsor

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc., or ARCT, a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was incorporated on August 17, 2007, and qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150.0 million shares of common stock on January 25, 2008. As of June 30, 2011, ARCT had received aggregate gross offering proceeds of approximately $1.5 billion from the sale of approximately 149.0 million shares in its initial public offering. On August 5, 2010, ARCT filed a registration statement on Form S-11 to register 32.5 million shares of common stock in connection with a follow-on offering. ARCT’s initial publicoffering was originally set to expire on January 25, 2011, three years after its effective date. However, as permitted by Rule 415 of the Securities Act, ARCT was permitted to continue its initial public offering until July 25, 2011. On July 7, 2011 ARCT had sold all of the 150.0 million shares that were registered in connection with the initial public offering and as permitted, began to sell the remaining 25.0 million shares that were initially registered for ARCT’s distribution reinvestment plan. On July 11, 2011, ARCT filed a request to withdraw the registration of the additional 32.5 million shares, and on July 15, 2011, ARCT filed a registration statement on Form S-3 to register an additional 24.0 million shares to be used in connection with its distribution reinvestment plan. As of June 30, 2011, ARCT had acquired 368 properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of June 30, 2011, ARCT had total real estate investments, at cost, of approximately $1.6 billion. ARCT intends to liquidate each real property investment eight to ten years from the date purchased. As of March 31, 2011, ARCT had incurred, cumulatively to that date, $25.2 million in offering costs, commissions and dealer manager fees for the sale of its common stock and $98.2 million for acquisition costs related to its portfolio of properties.

Phillips Edison — ARC Shopping Center REIT Inc.

Phillips Edison — ARC Shopping Center REIT Inc., or PE-ARC, a Maryland corporation, is the third publicly offered REIT sponsored by American Realty Capital. PE-ARC was incorporated on October 13, 2009 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2010. PE-ARC filed its registration statement with the SEC on January 13, 2010 and became effective on August 12, 2010. PE-ARC will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery-anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. As of June 30, 2011, PE-ARC had received aggregate gross offering proceeds of $12.3 million from the sale of 1.4 million shares in its public offering. As of June 30, 2011, PE-ARC had acquired three commercial properties and had total real estate investments at cost of $31.2 million. As of March 31, 2011, PE-ARC had incurred, cumulatively to that date, approximately $5.8 million in offering costs for the sale of its common stock and $0.5 million for acquisition costs related to its portfolio of properties.

American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, is the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was incorporated on August 23, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and the registration statement became effective on February 18, 2011. As of July 31, 2011, ARC HT had received aggregate gross offering proceeds of $9.2 million from the sale of 1.0 million shares in its public offering. As of July 31, 2011, ARC HT had acquired three properties, which are 100% leased, for a purchase price of approximately $8.0 million. As of March 31, 2011, ARC HT had incurred, cumulatively to that date, approximately $1.7 million in offering costs for the sale of its common stock.

American Realty Capital — Retail Centers of America, Inc.

American Realty Capital — Retail Centers of America, Inc., or ARC RCA, a Maryland corporation, is the fifth publicly offered REIT sponsored by American Realty Capital. ARC RCA was incorporated on July 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC RCA filed its registration statement with the SEC on September 14, 2010 and the registration statement became effective on March 17, 2011. As of July 31, 2011, ARC RCA had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Daily Net Asset Value Trust, Inc.

American Realty Capital Daily Net Asset Value Trust, Inc. (formerly known as American Realty Capital Trust II, Inc.), or ARC Daily NAV, a Maryland corporation, is the sixth publicly offered REIT sponsored by American Realty Capital. ARC Daily NAV was incorporated on September 10, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC Daily NAV filed its registration statement with the SEC on October 8, 2010. The registration statement has not been declared effective by the SEC. As of July 31, 2011, ARC Daily NAV had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

ARC — Northcliffe Income Properties, Inc.

ARC — Northcliffe Income Properties, Inc., or ARC — Northcliffe, a Maryland corporation, is the seventh publicly offered REIT sponsored by American Realty Capital. ARC — Northcliffe was incorporated on September 29, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARC — Northcliffe filed its registration statement with the SEC on October 12, 2010. The registration statement has not been declared effective by the SEC. ARC — Northcliffe anticipates that it will withdraw its registration statement from the SEC in the near future.

American Realty Capital Trust III, Inc.

American Realty Capital Trust III, Inc., or ARCT III, a Maryland corporation, is the eighth publicly offered REIT sponsored by American Realty Capital. ARCT III was incorporated on October 15, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCT III filed its registration statement with the SEC on November 2, 2010 and the registration statement became effective on March 31, 2011. As of July 31, 2011, ARCT III had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

American Realty Capital Properties, Inc.

American Realty Capital Properties, Inc., or ARCP, a Maryland corporation, is the ninth publicly offered REIT sponsored by American Realty Capital. ARCP was incorporated on December 2, 2010 and intends to qualify as a REIT beginning with the taxable year ending December 31, 2011. ARCP filed its registration statement with the SEC on February 11, 2011. The registration statement was declared effective by the SEC on July 7, 2011. As of July 31, 2011, ARCP had not raised any money in connection with the sale of its common stock nor had it acquired any properties.

Liquidity of Public Programs

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor. American Realty Capital has sponsored the following other public programs: ARCT, ARC HT, ARC Daily NAV, ARC RCA, PE-ARC, ARC — Northcliffe, ARCT III, ARCP and BDCA. Although the prospectus for each of these public programs states a date or time period by which it may be liquidated, ARC Daily NAV is currently in registration with the SEC; ARCT, ARC HT, ARCT III, ARC RCA, PE-ARC, ARCP and BDCA are in their offering and acquisition stages. None of these public programs have reached the stated date or time period by which they may be liquidated.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for the portfolio of bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by ARCT in connection with its public offering of equity securities. The properties are triple-net leased with a primary term of ten years with a 10% rent increase after five years. The notes issued under this note program by ARC Income Properties II, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties III, LLC implemented a note program that raised aggregate gross proceeds of $11.2 million. The net proceeds were used to acquire, and pay related expenses in connection with the acquisition of a distribution facility triple-net leased to Home Depot. The purchase price for the property was also funded with proceeds received from a mortgage loan. The property has a primary lease term of twenty years which commenced on January 30, 2010 with a 2% escalation each year. The notes issued under this note program by ARC Income Properties III, LLC were sold by our dealer manager through participating broker-dealers.

ARC Income Properties IV, LLC implemented a note program that raised proceeds of $5.4 million. The proceeds were used to acquire and pay related expenses in connection with the acquisition of six Tractor Supply stores. An existing mortgage loan of $16.5 million was assumed in connection with the acquisition. The properties had a remaining average lease term of 11.8 years with a 6.25% rental escalation every five years. The notes issued under this program by ARC Income Properties IV, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Growth Fund, LLC

ARC Growth Fund, LLC is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either while vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Fund, LLC acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain aggregate of approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of December 31, 2010, all properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $4.8 million.

Section 1031 Exchange Programs

American Realty Capital Exchange, LLC, or ARCX, an affiliate of American Realty Capital, developed a program pursuant to which persons selling real estate held for investment can reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code, or a Section 1031 Exchange Program. ARCX acquires real estate to be owned in co-tenancy arrangements with persons desiring to engage in such like-kind exchanges. ARCX acquires the subject property or portfolio of properties and, either concurrently with or following such acquisition, prepares and markets a private placement memorandum for the sale of co-tenancy interests in that property. ARCX has engaged in four Section 1031 Exchange Programs raising aggregate gross proceeds of $10,080,802.

American Realty Capital Operating Partnership, L.P. purchased a Walgreens property in Sealy, TX under a tenant in common structure with an unaffiliated third party. The third party’s investment of $1.1 million represented a 44.0% ownership interest in the property. The remaining interest of 56% will be retained by American Realty Capital Operating Partnership, L.P. To date, $1,100,000 has been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P., an affiliate of American Realty Capital, previously had transferred 49% of its ownership interest in a Federal Express distribution facility, located in Snowshoe, Pennsylvania, and a PNC Bank branch, located in Palm Coast, Florida, to American Realty Capital DST I, or ARC DST I, a Section 1031 Exchange Program. Realty Capital Securities, LLC, our dealer manager, has offered membership interests of up to 49%, or $2,567,000, in ARC DST I to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $2,567,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 35.2% of its ownership interest in a PNC Bank branch location, located in Pompano Beach, Florida, to American Realty Capital DST II, or ARC DST II, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of 35.2%, or $493,802, in ARC DST II to investors in a private offering. The remaining interests of no less than 64.8% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $493,802 have been accepted by American Realty Capital Operating Partnership, L.P pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has transferred 49% of its ownership interest in three CVS properties, located in Smyrna, Georgia, Chicago, Illinois and Visalia, California, to American Realty Capital DST III, or ARC DST III, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $3,050,000, in ARC DST III to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $3,050,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. has transferred 49% of its ownership interest in six Bridgestone Firestone properties, located in Texas and New Mexico, to American Realty Capital DST IV, or ARC DST IV, a Section 1031 Exchange Program. Realty Capital Securities, our dealer manager, has offered membership interests of up to 49%, or $7,294,000, in ARC DST IV to investors in a private offering. The remaining interests of no less than 51% will be retained by American Realty Capital Operating Partnership, L.P. To date, cash payments of $7,294,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

American Realty Capital Operating Partnership, L.P. also has sold 24.9% of its ownership interest in a Jared Jewelry property located in Lake Grove, NY, under a tenant-in-common structure with an unaffiliated third party. The remaining interest of 75.1% will be retained by American Realty Capital Operating Partnership, L.P. To date cash payments of $575,000 have been accepted by American Realty Capital Operating Partnership, L.P. pursuant to this program.

Other Investment Programs of Mr. Schorsch and Mr. Kahane

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of January 1, 2007 to December 31, 2007 American Realty Capital, LLC acquired 73 property portfolios, totaling just over 1,767,000 gross leasable square feet for an aggregate purchase price of approximately $407.5 million. These properties included a mixture of tenants, including Hy Vee supermarkets, CVS, Rite Aid, Walgreens, Harleysville bank branches, Logan’s Roadhouse Restaurants, Tractor Supply Company, Shop N Save, FedEx, Dollar General and Bridgestone Firestone. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar-weighted-average lease term of approximately 21 years based on rental revenue. During the period of April 1, 2007 through October 20, 2009, American Realty Capital, LLC sold nine properties: four Walgreens drug stores, four Logan’s Roadhouse Restaurants and one CVS pharmacy for total sales proceeds of $50.2 million.

American Realty Capital, LLC has operated in three capacities: as a joint-venture partner, as a sole investor and as an advisor. No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC. In instances where American Realty Capital, LLC was not an investor in the transaction, but rather solely an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	identified potential properties for acquisition;
•	negotiated letters of intent and purchase and sale contracts;
•	obtained financing;
•	performed due diligence;
•	closed properties;
•	managed properties; and
•	sold properties.

Information on properties and leasehold interests acquired by American Realty Capital, LLC during the 12 months ended December 31, 2007 (dollar amounts in thousands):

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Hy Vee – Cedar Rapids, IA	ARC-JV	December-06	1	86,240	$11,622	$13,167
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	79,634	10,375	11,777
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	80,194	12,085	13,669
Hy Vee – Columbus, NE	ARC-JV	December-06	1	77,667	9,243	10,506
Hy Vee – Olathe, KS	ARC-JV	December-06	1	71,312	11,203	12,698
Walgreens – Natchez, MS	ARC-JV	December-06	1	14,820	3,910	4,568
CVS – Vero Beach, FL	ARC-JV	December-06	1	413,747	29,750	33,891
Walgreens – Loganville, GA	ARC-JV	December-06	1	14,490	5,610	6,563
CVS – Chester, NY	ARC-JV	December-06	1	15,521	6,029	7,015
Rite Aid – Shelby Township, MI	ARC-ADVISOR	December-06	1	11,180	3,086	3,928
Rite Aid – Coldwater, MI	ARC-ADVISOR	December-06	1	11,180	2,657	3,308
Walgreens – New Castle, PA	ARC-JV	January-07	1	14,280	4,780	5,476
Walgreens – Holland, MI	ARC-JV	January-07	1	14,658	5,968	6,939
Walgreens – Guynabo, PR	ARC-ADVISOR	January-07	1	15,750	9,700	11,145
Eckerd – McDonough, GA	ARC-ADVISOR	January-07	1	13,824	3,500	4,466
Rite Aid – New Philadelphia, OH	ARC-JV	February-07	1	11,157	4,528	5,553
Walgreens – Clarence, NY	ARC-JV	February-07	1	14,820	4,114	4,639
Walgreens – Carolina, PR	ARC-ADVISOR	March-07	1	15,660	8,100	9,409
Logan’s Roadhouse Portfolio – Various Locations	ARC-JV	April-07	15	119,331	45,200	58,788
Walgreens – Windham, ME	ARC-JV	April-07	1	14,820	6,596	7,392
Tractor Supply Co. – Carthage, TX	ARC-JV	May-07	1	19,097	2,192	2,657
CVS – Douglasville, GA	ARC-JV	May-07	1	14,574	4,420	5,008
Rite Aid – Flatwoods, KY	ARC-JV	June-07	1	11,154	3,600	4,380
Shop N Save – Moline Acres, MO	ARC-JV	June-07	1	51,538	5,675	6,840
CVS – Haverhill, MA	ARC-JV	June-07	1	15,214	6,664	7,812
Tractor Supply Co. – Granbury, TX	ARC-JV	June-07	1	24,764	2,586	3,275
Tractor Supply Co. – Lubbock, TX	ARC-JV	June-07	1	29,954	3,153	3,981
Tractor Supply Co. – Odessa, TX	ARC-JV	July-07	1	22,670	2,871	3,624
Walgreens & Petco – North Andover, MA	ARC-JV	July-07	2	29,512	13,390	15,304
Rite Aid – New Salisbury, IN	ARC-JV	July-07	1	14,703	2,954	3,588
Walgreens – Hampstead, NH	ARC-JV	July-07	1	14,820	5,804	6,601
Tractor Supply Co. – Shreveport, LA	ARC-JV	August-07	1	19,097	3,078	3,769
Bridgestone Firestone – St. Peters, MO	ARC-ADVISOR	August-07	1	7,654	1,290	1,841
Dollar General – Independence, KY	ARC-ADVISOR	August-07	1	9,014	580	870
Dollar General – Florence, KY	ARC-ADVISOR	August-07	1	9,014	566	870
Dollar General – Lancaster, OH	ARC-ADVISOR	August-07	1	9,014	590	888
Fed Ex – Snow Shoe, PA(2)	ARC-JV	August-07	1	53,675	6,965	10,067
Rite Aid – Salem, OH	ARC-JV	August-07	1	14,654	4,928	6,003
Rite Aid – Cadiz, OH(2)	ARC	August-07	1	11,335	1,240	1,695
Rite Aid – Carrollton, OH(2)	ARC	August-07	1	12,613	1,730	2,342
Rite Aid – Lisbon, OH(2)	ARC	August-07	1	10,141	1,090	1,493
Rite Aid – Liverpool, OH(2)	ARC	August-07	1	11,362	1,630	2,217
Walgreens – New Bedford, MA(3)	ARC-JV	August-07	1	15,272	6,564	7,960
Walgreens – South Yarmouth, MA(3)	ARC-JV	August-07	1	9,996	6,355	7,206
Walgreens – Derry, NH(3)	ARC-JV	August-07	1	14,820	6,660	7,514
Walgreens – Staten Island, NY(3)	ARC-JV	August-07	1	11,056	7,905	8,928

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price(1)
Walgreens – Berlin, CT(3)	ARC-JV	August-07	1	14,820	6,715	7,576
Tractor Supply – DeRidder, LA	ARC-JV	September-07	1	20,850	2,580	3,193
Walgreens – Woodbury, NJ(3)	ARC-JV	September-07	1	13,650	6,120	7,149
Walgreens – Prairie Du Chien, WI(3)	ARC-JV	October-07	1	14,820	3,400	3,858
Walgreens – Melrose, MA(3)	ARC-JV	October-07	1	21,405	8,075	9,113
Rite-Aid – Pittsburgh, PA(2)	ARC	October-07	1	14,564	4,111	6,190
Rite-Aid – Carlisle, PA(2)	ARC-ADVISOR	October-07	1	14,673	3,008	4,529
Walgreens – Mt. Ephraim, NJ	ARC-ADVISOR	October-07	1	14,379	8,033	9,436
Walgreens – Dover, NH	ARC-ADVISOR	November-07	1	14,418	6,235	7,226
Walgreens – Worcester, MA	ARC-ADVISOR	November-07	1	13,354	8,500	9,812
Walgreens – Brockton, MA	ARC-ADVISOR	November-07	1	13,204	8,571	9,743
Walgreens – Providence, RI	ARC-ADVISOR	November-07	1	14,491	4,182	4,899
Walgreens – Newcastle, OK	ARC-ADVISOR	December-07	1	14,820	3,910	4,428
Walgreens – Branford, CT	ARC-ADVISOR	December-07	1	13,548	7,310	8,286
Walgreens – Londonderry, NH	ARC-ADVISOR	December-07	1	12,303	6,666	7,578
BOA – Londonderry, NH	ARC-ADVISOR	December-07	1	2,812	861	980
Harleysville Bank Portfolio – PA(2)	ARC	December-07	15	178,000	31,000	41,000
Total 12/2006 and 2007 (As of 12/31/2007)			92	1,983,113	$421,813	$506,626

(1)	Purchase price includes the cost of the property, closing costs and acquisition fees if applicable.
(2)	Properties were sold to American Realty Capital Trust.
(3)	Properties sold to partner in 2007.

ARC-JV — American Realty Capital acted as advisor and American Realty Capital or its principals acted as investor(s) alongside a JV partner

ARC-ADVISOR — American Realty Capital acted as advisor and neither it nor its principals invested alongside the equity

ARC — American Realty Capital acted as advisor and sole investor with no JV partners

Information on properties sold by American Realty Capital, LLC during April 2007 through October 31, 2009 (dollar amounts in thousands):

Tenant-Location	Date Acquired	Date of Sale	Selling Price Net of Closing Costs	Cost of Properties Including Closing and Other Costs	Excess of Property Operating Cash Receipts Over Cash Expenditures	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvement Closing and Soft Costs	Total
Walgreens – Windham(1)	April-07	July-07	7,843	7,392	37	1,008	6,596	7,641	6,596	796	7,392
Walgreens – Hampstead	July-07	July-07	6,794	6,601	22	968	5,804	6,794	5,804	797	6,601
Logans – Murfreesboro	April-07	Dec-07	4,247	3,883	132	1,025	3,090	4,247	3,090	793	3,883
Logans – Beaver Creek	April-07	Dec-07	5,254	4,808	122	1,302	3,830	5,254	3,830	978	4,808
Walgreens – Clarence	February-07	March-08	4,781	4,639	44	653	4,114	4,811	4,114	525	4,639
Walgreens – Logansville	March-06	April-08	6,865	6,563	81	1,234	5,610	6,925	5,610	953	6,563
CVS – Chester	December-06	April-08	7,297	7,015	92	1,214	6,029	7,335	6,029	986	7,015
Logan’s – Savannah	April-07	October-08	4,042	3,918	77	915	3,110	4,102	3,110	808	3,918
Logan’s – Austin	April-07	October-08	3,031	2,929	57	690	2,330	3,077	2,330	599	2,929

(1)	Net selling price includes a $202,000 tax withholding for the state of Maine. These monies will be returned upon filing of state tax returns.

Nicholas S. Schorsch

During the period from 1998 to 2002, our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38.3 million from 93 investors and acquired properties with an aggregate purchase price of approximately $272.3 million. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. Each of these Predecessor Entities is similar to our program because they invested in long-term net lease commercial properties. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
PA	34	1,193,741
NJ	38	149,351
SC	3	65,992
KS	1	17,434
FL	4	16,202
OK	2	13,837
MO	1	9,660
AR	4	8,139
NC	2	7,612
TX	1	6,700

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the President, CEO and Vice-Chairman of AFRT since its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the Chairman of the Finance Committee of AFRT’s Board of Trustees since its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states and over 35.0 million square feet with 175 employees and a well diversified portfolio of bank tenants.

On April 1, 2008, AFRT was acquired by Gramercy Capital Corp. Neither Mr. Schorsch nor Mr. Kahane owned an equity interest in AFRT at the time of the acquisition, and neither Mr. Schorsch nor Mr. Kahane currently owns any equity interest in AFRT.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc, or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

The net losses incurred by ARCT, the Company, ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are primarily attributable to non-cash items and acquisition expenses incurred for purchases of properties which are not ongoing expenses for the operation of the properties and not the impairment of the programs’ real estate assets. With respect to ARCT, our largest program to date, for the years ended December 31, 2010 and 2009, the entire net loss was attributable to depreciation and amortization expenses incurred on the properties during the ownership period; and for the year ended December 31, 2008, 71% of the net losses were attributable to depreciation and amortization, and the remaining 29% of the net losses was attributable to the fair market valuation of certain derivative investments held.

Additionally, each of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC is an offering of debt securities. Despite incurring net losses during certain periods, all anticipated distributions to investors have been paid on these programs through interest payments on the debt securities. The equity interests in each of these entities are owned by Nicholas Schorsch and William Kahane and their respective families. Any losses pursuant to a reduction in value of the equity in any of these entities (which has not occurred and which is not anticipated), will be borne by Messrs. Schorsch and Kahane and their respective families.

Although a portion of the ARCT distributions were paid from proceeds received from the offering, as the property portfolio has increased, cash flow from operations has improved and, in 2010, a greater proportion of cash flow from operations was used to pay distributions than in 2009. ARCT’s affiliated advisor and property manager each waived certain fees due from ARCT in order to provide additional capital to ARCT for purposes of distribution coverage, not due to adverse business conditions. Our advisor and property manager have committed to waive fees in the future in order to cover distribution payments.

ARC Growth Fund, LLC was different from our other programs in that all of the properties were vacant when the portfolio was purchased and the properties were purchased with the intention of reselling them. Losses from operations represent carrying costs on the properties as well as acquisition and disposition costs in addition to non-cash depreciation and amortization costs. Upon final distribution in 2010, all investors received their entire investment plus an incremental return based on a percentage of their initial investment and the sponsor retained the remaining available funds and four properties which were unsold at the end of the program.

None of the referenced programs have been subject to any tenant turnover and have experienced a non-renewal of only two leases. Further, none of the referenced programs have been subject to mortgage foreclosure or significant losses on the sales of properties.

Attached hereto as Appendices A-1 and A-2 is further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Date of Adoption of By-laws

The following information replaces the sentence under “Summary of Our Organizational Documents” concerning the date of adoption of the REIT’s By-laws on page 172 of the Prospectus.

“The by-laws, in their present form, became operative when our board of directors approved them as of October 30, 2009.”

Articles of Amendment and Restatement

The attached information replaces the sentence under “Summary of Our Organizational Documents — Board of Directors” concerning filling vacancies on the board of directors of the REIT on page 172 of the Prospectus.

“A vacancy on the board caused by the death, resignation or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled only by the affirmative vote of a majority of the stockholders.”

Plan of Distribution

The following language replaces the first paragraph on page 190 of the Prospectus under the heading “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.”

“We will not pay selling commissions in connection with the following special sales:

•	the sale of common stock in connection with the performance of services to our employees, directors and associates and our affiliates, our advisor, affiliates of our advisor, the dealer manager or their respective officers and employees and some of their affiliates;
•	the purchase of common stock under the distribution reinvestment plan;
•	the sale of our common stock to one or more soliciting dealers and to their respective officers and employees and some of their respective affiliates who request and are entitled to purchase common stock net of selling commissions;
•	the common stock credited to an investor as a result of a volume discount; and
•	shares purchased by affiliates and certain related persons as described below under “— Shares Purchased by Affiliates.”

Shares Purchased by Affiliates

The following language replaces the disclosure under the heading “Plan of Distribution — Shares Purchased by Affiliates” on page 190 of the Prospectus.

“Our executive officers and directors, as well as officers and employees of Realty Capital Securities, LLC and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends”, may purchase shares offered in this offering at a discount. The purchase price for such shares shall be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and a dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. “Friends” means those individuals who have had long standing business and/or personal relationships with our executive officers and directors. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by Realty Capital Securities, LLC or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote relating to the removal of our directors or New York Recovery Advisors, LLC as our advisor or any transaction between us and any of our directors, New York Recovery Advisors, LLC or any of their respective affiliates. With the exception of the 20,000 shares initially sold to New York Recovery Special Limited Partnership, LLC in connection with our organization, no director, officer or advisor or any affiliate may own more than 9.8% in value of the aggregate of the outstanding shares of our stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.”

Reports to Stockholders

The following disclosure replaces the second bullet point under “Reports to Stockholders” on page 197 of the Prospectus.

•	“the ratio of the costs of raising capital during the period to the capital raised;”

Experts

The following information replaces the disclosure under the heading “Experts” on page 199 of the Prospectus.

“The consolidated financial statements and schedule of American Realty Capital New York Recovery REIT, Inc. appearing in American Realty Capital New York Recovery REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The statement of revenues and certain expenses of the Regal Parking Garage Property for the year ended December 31, 2010 incorporated by reference in this prospectus and elsewhere in the registration statement has been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.”

Incorporation of Certain Information by Reference

The following section is added to page 199 of our Prospectus immediately after the section titled “Experts.”

“INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any other subsequently filed prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, as supplemented, or the registration statement of which this prospectus, as supplemented, is a part.

You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, http://www.americanrealtycap.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 28, 2011;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 filed with the SEC on November 15, 2010;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the SEC on May 12, 2011;
•	Current Report on Form 8-K filed with the SEC on September 24, 2010;
•	Current Report on Form 8-K filed with the SEC on October 6, 2010;
•	Current Report on Form 8-K filed with the SEC on December 7, 2010;
•	Current Report on Form 8-K filed with the SEC on December 13, 2010;
•	Current Report on Form 8-K/A filed with the SEC on February 11, 2011;
•	Current Report on Form 8-K filed with the SEC on April 21, 2011;
•	Current Report on Form 8-K filed with the SEC on May 24, 2011;
•	Current Report on Form 8-K filed with the SEC on June 9, 2011;
•	Current Report on Form 8-K filed with the SEC on July 5, 2011;
•	Current Report on Form 8-K/A filed with the SEC on July 20, 2011; and
•	Definitive Proxy Statement in respect of our 2010 meeting of stockholders filed with the SEC on April 20, 2011.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at Three Copley Place, Suite 3300, Boston, MA 02116, 1-866-771-2088, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.”

Prior Performance Tables

The prior performance tables contained in the Prospectus on pages A-1 to A-14 are hereby replaced with the prior performance tables attached to this Supplement No. 10 as Appendix A. The updated prior performance tables supersede and replace the prior performance tables contained in the Prospectus.

Subscription Agreement

The form of subscription agreement contained on pages C-1-1 to C-1-8 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 10 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

The form of multi offering subscription agreement contained on pages C-2-1 to C-2-12 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 10 as Appendix C-2. The revised form of multi offering subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

APPENDIX A — PRIOR PERFORMANCE TABLES

The tables below provide summarized information concerning other programs sponsored or co-sponsored by the American Realty Capital group of companies, including American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT Inc., each American Realty Capital-sponsored or co-sponsored publicly registered REITs, the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC ARC Income Properties IV, LLC and ARC Growth Fund, LLC. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsors and their affiliates. We do not believe that our affiliated programs currently in existence are in direct competition with our investment objectives. American Realty Capital Trust, Inc. and the private note programs implemented by ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC and ARC Income Properties IV, LLC are net lease programs focused on providing current income through the payment of cash distributions, while ARC Growth Fund, LLC was formed to acquire vacant bank branch properties and opportunistically sell such properties and Phillips Edison — ARC Shopping Center REIT Inc. was formed to acquire necessity-based neighborhood and community shopping centers throughout the United States. The investment objectives of these affiliated programs differ from our investment objectives, which aim to acquire high-quality commercial real estate in the New York MSA, and, in particular, in New York City and maximize total returns through a combination of realized appreciation and current income. For additional information see the section entitled “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR ITS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SHARES IN AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds for (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT, Inc. as of and for the period from its inception on October 13, 2009 through December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied and the timing and length of this offering. Proceeds raised by each of American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT, Inc. have been invested over time as investment opportunities have arisen and no specific time period has been set for the investment of 90% of the funds. American Realty Capital Trust, Inc. is an ongoing offering through the earlier of July 24, 2011 or the date the SEC declares the registration statement for American Realty Capital Trust, Inc.’s follow-on offering effective, and proceeds are currently being raised through the offering period.

	American Realty Capital Trust Inc.			Phillips Edison — ARC Shopping Center REIT, Inc.
(dollars in thousands)			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
	(dollars in thousands)			(dollars in thousands)
Dollar amount offered	$1,500,000			$1,500,000
Dollar amount raised	603,399			6,400
Dollar amount raised from non-public program and private investments	37,460	(1)		—
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 of common stock(2)	200			200
Total dollar amount raised(3)	$641,059		100.00%	$6,600	100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$53,466		8.34%	$—	0.00%
Organizational expenses	20,198		3.15%	183	2.77%
Other	—		0.00%	—	0.00%
Reserves	—		0.00%	—	0.00%
Available for investment	$567,395		88.51%	$6,417	97.23%
Acquisition costs:
Prepaid items related to purchase of property	$—		0.00%	$—	0.00%
Cash down payment	501,974	(4)	78.30%	5,782	87.61%
Acquisition fees	16,897		2.64%	467	7.08%
Other	—		0.00%	—	0.00%
Total acquisition costs	$518,871		80.94%	$6,249	94.68%
Percentage leverage (mortgage financing divided by total acquisition costs)	72.7	%(5)		71.0%
Date offering began	3/18/2008			8/12/2010
Number of offerings in the year	1			1
Length of offerings (in months)	39			36
Months to invest 90% of amount available for investment (from beginning of the offering)(6)	NA			NA

(1)	American Realty Capital Trust, Inc. sold non-controlling interests in certain properties in nine separate arrangements. The total amount contributed in these arrangements was $24.5 million. In addition, $13.0 million was raised in a private offering of debt securities through ARC Income Properties II, LLC. The structure of these arrangements and program is such that they are required to be consolidated with the results of American Realty Capital Trust, Inc. and therefore are included with this program. ARC Income Properties II, LLC. is also included as a stand-alone program and is included separately in information about private programs.

(2)	Represents initial capitalization of the company by the sponsor and was prior to the effectiveness of the common stock offering.
(3)	Offerings are not yet completed, funds are still being raised.
(4)	Includes $12.0 million investment made in joint venture with ARC New York Recovery REIT, Inc. for the purchase of real estate.
(5)	Total acquisition costs of the properties exclude $377.2 million purchased with mortgage financing. Including mortgage financing, the total acquisition purchase price was $872.3 million. The leverage ratio was 42.7% at December 31, 2010.
(6)	As of December 31, 2010 these offerings are still in the investment period and have not invested 90% of the amount offered. Assets are acquired as equity becomes available.

TABLE I
EXPERIENCE IN RAISING AND INVESTING FUNDS
FOR NON-PUBLIC PROGRAM PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010, and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties, III, LLC			ARC Income Properties, IV, LLC			ARC Growth Fund, LLC
(dollars in thousands)			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised			Percentage of Total Dollar Amount Raised
Dollar amount offered	$19,537			$13,000			$11,243			$5,350			$7,850
Dollar amount raised	19,537			13,000			11,243			5,215			5,275
Dollar amount contributed from sponsor and affiliates(1)	1,975			—			—			—			2,575
Total dollar amount raised	$21,512		100.00%	$13,000		100.00%	$11,243		100.00%	$5,215		100.00%	$7,850		100.00%
Less offering expenses:
Selling commissions and discounts retained by affiliates	$1,196		5.56%	$323		2.48%	$666		5.92%	$397		7.61%	$—		0.00%
Organizational expenses	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Reserves	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Available for investment	$20,316		94.44%	$12,677		97.52%	$10,577		94.08%	$4,818		92.39%	$7,850		100.00%
Acquisition costs:
Prepaid items and fees related to purchased property	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%	$—		0.00%
Cash down payment	11,302		52.54%	9,086		69.89%	9,895		88.01%	4,780		91.66%	5,440		69.30%
Acquisition fees	7,693		35.76%	2,328		17.91%	682		6.07%	—		0.00%	2,410		30.70%
Other	—		0.00%	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Total acquisition costs	$18,995	(2)	88.30%	$11,414	(3)	87.80%	$10,577	(4)	94.08%	$4,780	(5)	91.66%	$7,850	(6)	100.00%
Percentage leverage (mortgage financing divided by total acquisition costs)	434.97%			292.61%			141.19%			344.35%			253.20%
Date offering began	6/05/2008			8/12/2008			9/29/2009			6/23/2011			7/24/2008
Number of offerings in the year	1			1			1			1			1
Length of offerings (in months)	7			4			3			4			1
Months to invest 90% of amount available for investment (from the beginning of the offering)	7			4			3			4			1

(1)	Includes separate investment contributed by sponsor and affiliates for purchase of portfolio properties and related expenses.

(2)	Total acquisition costs of properties exclude $82.6 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 83.6% at December 31, 2010.
(3)	Total acquisition costs of properties exclude $33.4 million purchased with mortgage financing. Including borrowings, the total acquisition purchase price was $101.6 million. The leverage ratio was 60.1% at December 31, 2010.
(4)	Total acquisition costs of properties exclude $14.9 million purchased with mortgage financing and $3.5 million related to a final purchase price adjustment which was initially held in escrow until conditions for its release were satisfied in 2010. Including borrowings, the total acquisition purchase price was $25.9 million. The leverage ratio was 59.2% at December 31, 2010.
(5)	Total acquisition costs of properties exclude a $16.5 million purchased with assumed mortgage financing. Including borrowings, the total acquisition purchase price was $21.2 million. The leverage ratio was 77.5% at December 31, 2010.
(6)	Total acquisition costs of properties exclude a $20.0 million purchased with assumed mortgage financing. Including borrowings and $36.3 million purchased with proceeds from the sale of properties, the total acquisition purchase price was $63.6 million. The program was concluded at December 31, 2010.

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates by (i) American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT Inc. as of and for the period from its inception on October 13, 2009 through December 31, 2010.

(dollars in thousands)	American Realty Capital Trust, Inc.		Phillips Edison — ARC Shopping Center REIT Inc.
Date offering commenced	3/18/2008		8/12/2010
Dollar amount raised	$641,059	(1)	$6,600
Amount paid to sponsor from proceeds of offering
Underwriting fees	$53,466		$—
Acquisition fees:
Real estate commissions	$—		$—
Advisory fees – acquisition fees	$8,672		$—
Other – organizational and offering costs	$9,995		$—
Other – financing coordination fees	$4,690		$—
Other – acquisition expense reimbursements	$3,692		$—
Dollar amount of cash generated from operations before deducting payments to sponsor	$11,351		$201
Actual amount paid to sponsor from operations:
Property management fees	$—		$—
Partnership management fees	—		—
Reimbursements	—		87
Leasing commissions	—		—
Other (asset management fees)	$1,499		$—
Total amount paid to sponsor from operations	$1,499		$87
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$860		$—
Notes	$—		$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$26		$—
Incentive fees	$—		$—
Other – Financing coordination fees	$—		$—

(1)	Includes $603.4 million raised from public program, $37.4 million raised from minority interest investments and private program and $0.2 million raised from sponsor and affiliates.

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2010, ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2010, ARC Income Properties III, LLC from its inception on September 29, 2009 to December 31, 2010, ARC Income Properties IV, LLC from its inception on June 23, 2010 to December 31, 2010 and ARC Growth Fund, LLC from its inception on July 24, 2008 to December 31, 2010.

(dollars in thousands)	ARC Income Properties, LLC		ARC Income Properties II, LLC		ARC Income Properties III, LLC		ARC Income Properties IV, LLC		ARC Growth Fund, LLC
Date offering commenced	6/05/2008		8/12/2008		9/29/2009		6/23/2011		7/24/2008
Dollar amount raised	$21,512	(1)	$13,000	(2)	$11,243	(2)	$5,215	(2)	$7,850	(3)
Amount paid to sponsor from proceeds of offering
Underwriting fees	$785		$323		$666		$397		$—
Acquisition fees
Real estate commissions	$—		$—		$—		$—		$—
Advisory fees – acquisition fees	$2,959		$423		$662		$—		$1,316
Other – organizational and offering costs	$—		$—		$—		$—		$—
Other – financing coordination fees	$939		$333		$149		$—		$45
Dollar amount of cash generated from operations before deducting payments to sponsor	$(3,091)		$2,291		$(724)		$(691)		$(5,325)
Actual amount paid to sponsor from operations:
Property management fees	$—		$—		$—		$—		$—
Partnership management fees	—		—		—		—		—
Reimbursements	—		—		—		—		—
Leasing commissions	—		—		—		—		—
Other (explain)	—		—		—		—		—
Total amount paid to sponsor from operations	$—		$—		$—		$—		$—
Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—		$—		$—		$—		$13,560
Notes	—		—		—		—		18,281
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—		—		—		—		—
Incentive fees	—		—		—		—		—
Other (disposition fees)	—		—		—		—		1,169
Other (refinancing fees)									39

(1)	Includes $19.5 million raised from investors and $2.0 million raised from sponsor and affiliates.
(2)	Amounts raised from investors.
(3)	Includes $5.2 million raised from investors and $2.6 million raised from the sponsor and affiliates.

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of American Realty Capital Trust, Inc. and Phillips Edison — ARC Shopping Center REIT Inc. as of the dates indicated.

	American Realty Capital Trust, Inc.				Phillips Edison — ARC Shopping Center REIT Inc.
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009		Year Ended December 31, 2008	Year Ended December 31, 2010	Period From October 13, 2009 (Date of Inception) to December 31, 2009
Gross revenues	$45,233	$15,511		$5,549	$99	$—
Profit (loss) on sales of properties	143	—		—	—	—
Less:
Operating expenses	15,265	1,158		2,002	727	—
Interest expense	18,109	10,352		4,774	38	—
Depreciation	17,280	6,581		2,534	65	—
Amortization	4,374	1,735		522	16	—
Net income (loss) before noncontrolling interests – GAAP Basis	(9,652)	(4,315)		(4,283)	(747)	—
Net income (loss) attributable to noncontrolling interests – GAAP Basis	(181)	49		—	—	—
Net income (loss) GAAP basis	$(9,833)	$(4,266)		$(4,283)	$(747)	$—
Taxable income (loss)
From operations	$(9,976)	$(4,266)		$(4,283)	$(380)	$—
From gain (loss) on sale	143	—		—	—	—
Cash generated from (used by) operations	9,864 (1)	$(2,526	)(1)	$4,013 (1)	201	—
Cash generated from sales	900	—		—	—	—
Cash generated from refinancing	—	—		—	—	—
Cash generated from operations, sales and refinancing	$10,764	$(2,526)		$4,013	$201	$—
Less: Cash distribution to investors
From operating cash flow	9,864	$1,818		$296	—	—
From sales and refinancing	900	—		—	—	—
From other	647 (2)	70	(2)	—	—	—
Cash generated after cash distributions	$(647)	$(4,414)		$3,717	$201	$—
Less: Special items					—	—
Cash generated after cash distributions and special items	$(647)	$(4,414)		$3,717	$201	$—
Tax and distribution data per $1,000 invested
Federal income tax results:(3)(4)
Ordinary income (loss)
from operations	$—	$(22.75)		$(0.33)	$(0.06)	$—
from recapture	—	—		—	—	—
Capital gain (loss)	—	—		—	—	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—	—		—	—	—
Return of capital	$—	$(13.06)		$1.22	$—	$—
Source (on GAAP basis)
Sales	—	—		—	—	—
Refinancing	—	—		—	—	—
Operations	$—	$12.57		$1.22	$—	$—
Other	—	—		—	—	—

(1)	Includes cash paid for interest.

(2)	Distributions paid from proceeds from the sale of common stock. From inception to December 31, 2010, total cash provided by operations on a cumulative basis exceeded our distributions to investors.
(3)	Based on amounts raised as of the end of each period.
(4)	Federal tax results for the year ended December 31, 2010 is not available as of the date of this filing.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Properties, LLC, ARC Income Properties II, LLC, ARC Income Properties III, LLC, ARC Income Properties IV, LLC and ARC Growth Fund, LLC as of the dates indicated.

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties III, LLC		ARC Income Properties IV, LLC	ARC Growth Fund, LLC
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Period from June 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 24, 2008 to December 31, 2008
Gross revenues	$7,008	$5,347	$1,341	$3,507	$3,423	$337	$2,237	$341	$94	$95	$185	$8
Profit (loss) on sales of properties				143						(251)	(4,682)	9,746
Less:
Operating expenses	320	2,847	5	113	7	—	36	918	489	234	528	2,004
Interest expense	6,525	4,993	688	2,151	2,161	162	1,359	186	100	—	1,494	597
Interest expense – investors notes	1,935	1,583	381	1,167	1,024	11	986	201	90	—	—	—
Depreciation	3,519	2,676	909	1,748	1,758	200	642	127	54	195	592	344
Amortization	976	886	—	663	670	—	249	42	18	—	—	—
Net income – GAAP Basis	$(6,267)	$(7,638)	$(642)	$(2,192)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(657)	$(585)	$(7,111)	$6,809
Taxable income (loss)
From operations	$(6,267)	$(7,638)	$(642)	$(2,335)	$(2,197)	$(36)	$(1,035)	$(1,133)	$(443)	$(334)	$(2,429)	$(2,937)
From gain (loss) on sale	$—	$—	$—	$143	$—	$—	$—	$—	$—	$(251)	$(4,682)	$9,746
Cash generated from (used by) operations(1)	$(1,896)	$(2,349)	$1,154	$560	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(1,769)	$(3,226)
Cash generated from sales	—	—	—	246	—	—	—	—	—	—	(447)	11,158
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations, sales and refinancing	(1,896)	(2,349)	1,154	806	(2,282)	4,013	(33)	(691)	(691)	(330)	(2,216)	7,932

	ARC Income Properties, LLC			ARC Income Properties II, LLC			ARC Income Properties III, LLC		ARC Income Properties IV, LLC	ARC Growth Fund, LLC
(dollars in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from June 5, 2008 (Date of Inception) to December 31, 2008	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from August 12, 2008 to December 31, 2008	Year Ended December 31, 2010	Period from September 29, 2009 to December 31, 2009	Period from June 23, 2010 (Date of Inception) to December 31, 2010	Year Ended December 31, 2010	Year Ended December 31, 2009	Period from July 24, 2008 to December 31, 2008
Less: Cash interest payments made to investors
From operating cash flow	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From sales and refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
From other	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated after cash distributions	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932
Less: Special items
Cash generated after cash distributions and special items	$(1,896)	$(2,349)	$1,154	$806	$(2,282)	$4,013	$(33)	$(691)	$(691)	$(330)	$(2,216)	$7,932

(1)	Includes cash paid for interest including interest payments to investors

Non-public programs are combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for these programs are not presented.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

NOT APPLICABLE.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE SPONSOR AND ITS AFFILIATES

Table IV summarizes the results of ARC Growth Fund, LLC, a completed program of our sponsor as of December 31, 2010.

(dollars in thousands) Program name	ARC Growth Fund, LLC
Dollar amount raised	$7,850
Number of properties purchased	52
Date of closing of offering	July 2008
Date of first sale of property	July 2008
Date of final sale of property	December 2010
Tax and distribution data per $1,000 investment through 12/31/2010	(1)
Federal income tax results	$—
Ordinary income (loss)	$—
– From operations	$—
– From recapture	$—
Capital gain (loss)	$—
Deferred gain	$—
Capital	$—
Ordinary	$—
Cash distributions to investors
Source (on GAAP basis)
– Investment income	$—
– Return of capital	$7,226
Source (on cash basis)
– Sales	$7,226
– Refinancing	$—
– Operations	$—
– Other	$—
Receivable on net purchase money financing	$—

(1)	Programs is combined with other entities for U.S. federal income tax reporting purposes, therefore, U.S. Federal income tax results for this program is not presented.

TABLE V

SALES OR DISPOSALS OF PUBLIC PROGRAM PROPERTIES

Table V summarizes the sales or disposals of properties by (i) American Realty Capital Trust, Inc. as of December 31, 2010, and (ii) Phillips Edison — ARC Shopping Center REIT Inc. as of December 31, 2010.

(dollars in thousands)

	Date Acquired	Date of Sale	Selling Price, Net of Closing costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures(5)
Property			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program(1)	Adjustments resulting from application of GAAP(2)	Total(3)	Original Mortgage Financing	Total acquisition cost, capital improvement, closing and soft costs(4)	Total
American Realty Capital Trust, Inc.:
PNC Bank Branch – New Jersey	November-08	September-10	$388	$512	$—	$—	$900	$512	$187	$699	$7,183
Phillips Edison – ARC Shopping Center REIT Inc.: Not applicable

(1)	No purchase money mortgages were taken back by program.
(2)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(3)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(4)	Amounts shown do not include a pro rata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(5)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

TABLE V

SALES OR DISPOSALS OF NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through December 31, 2010.

	Date Acquired	Date of Sale	Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs				Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures(6)
(dollars in thousands) Property			Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program(2)	Adjustments Resulting From Application of GAAP(3)	Total(4)	Original Mortgage Financing		Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs(5)	Total
ARC Income Properties II, LLC.:
PNC Bank Branch – New Jersey	November -08	September - 10	$388	$512	$—	$—	$900		$512	$187	$699	$7,183
Growth Fund, LLC:
Bayonet Point, FL	July-08	July-08	$628	$—	$—	$—	$628	$		$642	$642	$—
Boca Raton, FL	July-08	July-08	2,434	—	—	—	2,434		—	2,000	2,000	—
Bonita Springs, FL	July-08	May-09	(459)	1,207	—	—	748		1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	—	—	792		539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	—	—	359		582	400	982	(3)
Destin, FL	July-08	July-08	1,358	—	—	—	1,358		—	1,183	1,183	—
Englewood, FL	July-08	November-08	138	929	—	—	1,067		929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	—	—	—	2,434		—	1,566	1,566	—
Naples, FL	July-08	July-08	2,727	—	—	—	2,727		—	1,566	1,566	—
Palm Coast, FL	July-08	September-08	891	1,770	—	—	2,661		1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	—	—	3,368		2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	—	—	594		654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	—	—	—	2,337		—	2,143	2,143	—
Vero Beach, FL	July-08	February-09	87	830	—	—	917		830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	—	—	—	1,946		—	2,225	2,225	—
Cranford, NJ	July-08	July-08	1,453	—	—	—	1,453		—	725	725	—
Warren, NJ	July-08	July-08	1,375	—	—	—	1,375		—	1,556	1,556	—
Westfield, NJ	July-08	July-08	2,539	—	—	—	2,539		—	2,230	2,230	—
Lehigh Acres, FL	July-08	August-09	(207)	758	—	—	551		758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	—	—	1,012		914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	—	—	2,107		1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	—	—	68		111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	—	—	—	1,851		—	1,457	1,457	—
Oakwood, GA	July-08	September-08	49	898	—	—	947		898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	—	—	367		471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	—	—	—	188		—	197	197	—
Haworth, NJ	July-08	July-08	1,781	—	—	—	1,781		—	1,834	1,834	—
Fredericksburg, VA	August-08	August-08	2,432	—	—	—	2,432		—	2,568	2,568	—
Dallas, PA	August-08	August-08	1,539	—	—	—	1,539		—	366	366	—

(1)	Sale of Property was to related party.
(2)	No purchase money mortgages were taken back by program.
(3)	Financial information for programs was prepared in accordance with GAAP, therefore GAAP adjustments are not applicable.
(4)	All taxable gains were categorized as capital gains. None of these sales were reported on the installment basis.
(5)	Amounts shown do not include a prorata share of the offering costs. There were no carried interests received in Lieu of commissions on connection with the acquisition of property.
(6)	Amounts exclude the amounts included under “Selling Price Net of Closing Costs and GAAP Adjustments” or “Costs of Properties Including Closing Costs and Soft Costs” and exclude costs incurred in administration of the program not related to the operations of the property.

American Realty Capital New York Recovery REIT SUBSCRIPTION AGREEMENT

American Realty Capital
New York Recovery REIT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")**

▸ State in which sale was made: ______

☐ Initial Investment

☐ Additional Investment:

Acct# ____________

Investment Amount

$ ____________________

▸ *$2,500 minimum investment*

▸ *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed

☐ Subscription amount wired

☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

■ **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.

■ **For all other investments:**

▸ **For NYRR *(except NYRR investors in PA & TN)*, make checks payable to:** American Realty Capital New York Recovery REIT, Inc.

▸ **For NYRR investors in PA and TN, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for American Realty Capital New York Recovery REIT, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership *(Non-Qualified)*

☐ **Individual –** *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*

☐ **Tenants in Common –** *All parties must sign & initial.*

☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** *– Owner and custodian signature required.*

State of ______ Custodian for ____________

☐ **Estate –** *Personal representative signature required.*

Name of Executor: ____________

Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.*

Name of Trustee: ____________

☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death**[(1)] **–** *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ____________

Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

☐ **Traditional IRA* –** *One signature required.*

☐ **Roll-Over IRA* –** *One signature required.*

☐ **Roth IRA* –** *One signature required.*

☐ **KEOGH Plan* –** *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*

☐ **Other** (Specify) – ____________

** Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/ investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

C-1-1

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

SSN or Taxpayer ID # ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(If a foreign national who is a U.S taxpayer, complete W-9 form.)**

Employer: ______ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

SSN or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Mailing Address (if different) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

C-1-2

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

Note: IRA accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

- *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs.

* *Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs*

** *I authorize American Realty Capital New York Recovery REIT, Inc., or its agent, DST Systems, Inc. (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ____________________

Mailing Address ____________________

City, State, Zip ____________________

Account # ____________________

Bank's ABA/Routing # ____________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications:

☐ **American Realty Capital New York Recovery REIT, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials.

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐ **I would like to receive shareholder communications electronically.** ☐ **I would like to receive my statement online.**

My e-mail address is ____________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.

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6 *Continued*

Subscriber Acknowledgements & Signatures	Owner	Co-Owner
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobile)*.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.		
Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.		
I/we have received the final prospectus of American Realty Capital New York Recovery REIT, Inc.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital New York Recovery REIT, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Tennessee residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth. We will not release any investor proceeds for subscriptions from escrow until we have received an aggregate of $20,000,000 in subscriptions.		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		

6a

IMPORTANT: Investors must go to Section 6b and complete the Substitute W-9 form in its entirety in order for the Subscription Agreement to be considered valid for review.

SIGNATURE OF OWNER AND CO-OWNER

If the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares.

Owner Signature ______________________ Date (mm/dd/yyyy) ____________

Co-Owner Signature (if applicable) ______________________ Date (mm/dd/yyyy) ____________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________ Date (mm/dd/yyyy) ____________

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7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

☐ **Special Alabama Undertaking Regarding APP:** The Firm must check this box if the Automatic Purchase Plan ("APP") box in Section 5 is checked and either the sale was made in Alabama or Alabama is the state designated as the investor's address. By checking the box at the beginning of this paragraph, the Firm covenants and agrees that: (1) the Firm will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under Section 6 of this Subscription Agreement.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Conduct Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the FINRA Conduct Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box

Mailing Address

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required)

Representative #

Registered Representative or Advisor [I.A.] Address or P.O. Box

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required)

Signature(s) of Registered Representative(s) or Advisor(s) (Required)

Date

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer)

Date

8

IMPORTANT: Please note that there are state-specific mailing addresses for NYRR.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems, Inc
430 W. 7th Street, Kansas City, MO 64105-1407

For Overnight Deliveries

American Realty Capital New York Recovery REIT, Inc.
c/o DST Systems, Inc
430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for NYRR:

- **For ARC-HT, NYRR, and PE-ARC investors in PA and TN, mail to:**

American Realty Capital New York Recovery REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

FOR COMPANY USE ONLY:

Amount

Date

Check/Wire#

Account #

Registered Representative #

Firm #

Custodian ID#

Transfer Agent Reviewer

C-1-8

ARC-HT | NYRR | BDCA | PE-ARC | UDFIV

Multi-Offerings SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERINGS DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR EACH OFFERING. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Note: Investment subject to suitability standards, see the corresponding Prospectus for details.

Investment		Investment Amount
☐ **American Realty Capital Healthcare Trust, Inc. ("ARC-HT")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ________	$ ________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **American Realty Capital New York Recovery REIT, Inc. ("NYRR")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ________	$ ________ ▸ *$2,500 minimum investment* ▸ *$100 increments for additional investments*
☐ **Business Development Corporation of America ("BDCA")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ________	$ ________ ▸ *$1,000 minimum investment*
☐ **Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC")** ▸ State in which sale was made: ______	☐ Initial Investment ☐ Additional Investment: Acct# ________	$ ________ ▸ *$2,500 minimum investment*
☐ **United Development Funding IV ("UDFIV")*** ▸ State in which sale was made: ______ * *Stated share price of $20 per share*	☐ Initial Investment ☐ Additional Investment: Acct# ________	$ ________ ▸ *$2,500 minimum investment* ▸ *$1,000 minimum investment if purchased through IRA or other qualified account* ▸ *$5,000 for investors in Tennessee* ▸ *$1,000 minimum for additional investments*

Payment Method: Please indicate the method of payment: ☐ Check Enclosed ☐ Subscription amount wired ☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For ARC-HT *(except ARC-HT investors in PA & TN)*, NYRR *(except NYRR investors in PA & TN)*, BDCA *(except BDCA investors in NE, OH, & TX)*, PE-ARC *(except PE-ARC investors in PA & TN)* and UDFIV, make checks payable to the respective offering:** American Realty Capital Healthcare Trust, Inc. (or) American Realty Capital New York Recovery REIT, Inc. (or) Business Development Corporation of America (or) Phillips Edison – ARC Shopping Center REIT, Inc. (or) United Development Funding IV.
  - **For ARC-HT, NYRR, and PE-ARC investors in PA and TN, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for American Realty Capital Healthcare Trust, Inc. (or) Wells Fargo Bank, NA, Escrow Agent for American Realty Capital New York Recovery Trust, Inc. (or) Wells Fargo Bank, NA, Escrow Agent for Phillips Edison – ARC Shopping Center REIT, Inc.
  - **For BDCA investors in NE, OH, and TX, make checks payable to:** Wells Fargo Bank, NA, Escrow Agent for Business Development Corporation of America

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

2a. Non-Custodial Ownership *(Non-Qualified)*

- ☐ **Individual** – *One signature required & initial.*
- ☐ **Joint Tenants with Right of Survivorship** – *All parties must sign & initial.*
- ☐ **Tenants in Common** – *All parties must sign & initial.*
- ☐ **Company or Corporation or Partnership** – *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*
- ☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA)** – *Owner and custodian signature required.* State of ______ Custodian for ________
- ☐ **Estate** – *Personal representative signature required.* Name of Executor: ________ *Include a copy of the court appointment.*
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Trustee or custodian signature required. Include plan documents.* Name of Trustee: ________
- ☐ **Trust** – *Trustee(s) signature(s) and copy of trust document or trust certificate required.*
- ☐ **Transfer on Death**(1) – *Must complete separate Transfer on Death Registration Form.*
- ☐ **Other** (Specify) – ________ *Include title and signature pages.*

2b. Custodial Ownership *(Qualified)*

- ☐ **Traditional IRA*** – *One signature required.*
- ☐ **Roll-Over IRA*** – *One signature required.*
- ☐ **Roth IRA*** – *One signature required.*
- ☐ **KEOGH Plan*** – *One signature required.*
- ☐ **Simplified Employee Pension/Trust (S.E.P.)***
- ☐ **Qualified Pension or Profit Sharing Plan*** – *Owner and custodian signature required.*
- ☐ **Other** (Specify) – ________

* Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/Administrator and plan participants/investors is required for investment through these types of accounts.

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3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ____

Name of Custodian or Trustee ____

Mailing Address ____

City, State, Zip ____

Business Phone ____

Custodian/Trust/Business Entity Tax ID# ____

Account # ____

Name of Custodian or Other Administrator ____

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ____

Name of Account Owner ____

Date of Birth ____

SSN or Taxpayer ID # ____

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** | ☐ **Employee, Affiliate or Board Member**

* If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment. **(If a foreign national who is a U.S taxpayer, complete W-9 form.)**

Employer: ____ | ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ____

Name of Joint Account Owner or Minor ____

Entity Name ____

Date of Birth ____

SSN or Taxpayer ID# ____

If Non-U.S. Citizen, specify Country of Citizenship ____

Legal Address (No P.O. Boxes) ____

City, State, Zip ____

Mailing Address (if different) ____

City, State, Zip ____

Home Phone ____

Business Phone ____

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ____
City ____ State/Province ____ Country ____

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ____

Account No. (required): ____

☐ Foreign national identity documents Bank Name (required): ____

Phone No. (required): ____

Number for the document checked above and country of issuance: ____

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

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5 Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.

Note: IRA accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

☐ **Automatic Purchase Plan:** Check this box if you wish to participate in the Automatic Purchase Plan ("APP"). A separate form is required to be completed to participate in APP. Be advised that APP may not be available with all programs and is not available for BDCA or UDFIV.

Distributions

AMERICAN REALTY CAPITAL TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

▸ *I hereby subscribe for Shares of American Realty Capital Healthcare Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

▸ *I hereby subscribe for Shares of American Realty Capital New York Recovery REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

▸ *I hereby subscribe for Shares of Business Development Corporation of America and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.

▸ *I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

UNITED DEVELOPMENT FUNDING IV

▸ *I hereby subscribe for Shares of United Development Funding IV and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan*†** *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**** *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

* *Each investor who elects to have distributions reinvested agrees to notify the applicable program and the broker-dealer in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties set forth in the applicable prospectus or this Subscription Agreement.*

† *Ohio investors cannot participate in the Distribution Reinvestment Plan feature that reinvests distributions into subsequent affiliated programs.*

** *I authorize American Realty Capital Healthcare Trust, Inc., American Realty Capital New York Recovery REIT, Inc., Business Development Corporation of America, Phillips Edison – ARC Shopping Center REIT Inc., United Development Funding IV or its agent, DST Systems, Inc. (collectively referred to as "Issuer") to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

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5a Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.	Name of Third Party Financial Institution Mailing Address City, State, Zip Account # Bank's ABA/Routing # ☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications:

☐ **Business Development Corporation of America** ☐ **Phillips Edison – ARC Shopping Center REIT, Inc.** ☐ **United Development Funding IV**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective website and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

The stockholder communications we may offer electronically include annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials.

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

☐ **I would like to receive shareholder communications electronically.** ☐ **I would like to receive my statement online.**

My e-mail address is ______________________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

6 **IMPORTANT:** Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
For Investors of ALL Offerings:		
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the applicable offering) I (we) have gross income due in the current year of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus; in the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.		
California residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares will be limited to 10% of the investor's net worth *(exclusive of home, home furnishings and automobiles).*		
Kansas residents only: In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth *(total assets minus total liabilities)* that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor's liquid net worth.		
Missouri residents only: In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor's liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

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6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For American Realty Capital Healthcare Trust, Inc. ("ARC-HT") Investors Only:		
I/We acknowledge receipt of the final Prospectus of American Realty Capital Healthcare Trust, Inc., not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital Healthcare Trust, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 (exclusive of home, auto and home furnishings) or (b) a net worth of $100,000 (exclusive of home, auto and home furnishings) and an annual income of $70,000. The investor's maximum investment in the issuer should not exceed 10% of the investor's net worth (exclusive of home, auto and home furnishings).		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.		
Tennessee residents only: In addition to the general suitability requirements described above, the investor's maximum investment in our shares and our affiliates shall not exceed 10% of the Tennessee investor's net worth. We will not release any investor proceeds for subscriptions from escrow until we have received an aggregate of $20,000,000 in subscriptions.		
California residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000, with the investor's maximum investment in our shares not to exceed 10% of the investor's net worth (exclusive of home, home furnishings and automobile).		
North Dakota residents only: Shares will only be sold to residents of North Dakota representing that they have a liquid net worth of at least ten times their investment in the Issuer and its affiliates and meet one of the established suitability standards.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		

For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only:		
I/We acknowledge receipt of the final Prospectus of American Realty Capital New York Recovery REIT, Inc., not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of American Realty Capital New York Recovery REIT, Inc., I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Tennessee residents only: In addition to the suitability requirements described above, investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth. We will not release any investor proceeds for subscriptions from escrow until we have received an aggregate of $20,000,000 in subscriptions.		
Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth. We will not release any Pennsylvania investor proceeds for subscriptions from escrow until we have received an aggregate of $75,000,000 in subscriptions.

C-2-5

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**

For American Realty Capital New York Recovery REIT, Inc. ("NYRR") Investors Only *(Continued)*:		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings).*		

For Business Development Corporation of America ("BDCA") Investors Only:		
I/We acknowledge receipt of the final Prospectus of Business Development Corporation of America, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
If an affiliate of Business Development Corporation of America, I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Arizona residents only: The term of this offering shall be effective for a period of one year with the ability to renew for additional periods of one year.		
Iowa, Kentucky and New Jersey residents only: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Iowa investor's total investment in us shall not exceed 10% of his or her net worth.		
Michigan and Oregon residents only: In addition to the general suitability requirements described above, the investor's maximum investment in our shares and our affiliates shall not exceed 10% of his or her net worth.		
Nebraska residents only: We must sell a minimum of 500,000 shares before accepting any subscriptions from residents of Nebraska. In addition, Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000; and (ii) investor will not invest more than 10% of their net worth in the Issuer. For such investors, net worth should not include the value of one's home, home furnishings, or automobiles.		
Oklahoma residents only: Purchases by Oklahoma investors should not exceed 10% of their net worth (not including home, home furnishings and automobiles).		
Tennessee residents only: Investors who reside in the state of Tennessee must have either (a) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (b) a minimum net worth of $500,000 exclusive of home, home furnishings and automobile. In addition, Tennessee residents' investment must not exceed 10% of their liquid net worth.		
Idaho residents only: Investors who reside in the state of Idaho must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment shall not exceed 10% of his or her liquid net worth. (The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.)		
North Dakota residents only: Our shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.		
Texas residents only: We must sell a minimum of $15,000,000 worth of shares before accepting subscriptions from residents of Texas. In addition, investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in us shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in this offering and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

C-2-6

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	Owner	Co-Owner
For Business Development Corporation of America ("BDCA") Investors Only *(Continued)*:		
North Carolina residents only: Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.		
Ohio residents only: In addition to the suitability standards above, the state of Ohio requires that each Ohio investor will limit his or her investment in our common stock to a maximum of 10% of his or her net worth. The minimum closing amount for Ohio investors is $7,500,000 in aggregate gross offering proceeds. We will not release any Ohio investor proceeds for subscriptions from escrow until we have received an aggregate of $7,500,000 in subscriptions.		
For Phillips Edison – ARC Shopping Center REIT, Inc. ("PE-ARC") Investors Only:		
Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the final Prospectus of Phillips Edison – ARC Shopping Center REIT, Inc.		
I/We am/are purchasing shares for my/our own account.		
I/We acknowledge that shares are not liquid.		
AFFILIATES OF PHILLIPS EDISON – ARC SHOPPING CENTER REIT, INC.: I/We represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Nebraska residents only: Investors must have either (a) a net worth of $350,000 *(exclusive of home, auto and home furnishings)* or (b) a net worth of $100,000 *(exclusive of home, auto and home furnishings)* and an annual income of $70,000. The investors' maximum investment in the issuer should not exceed 10% of the investor's net worth *(exclusive of home, auto and home furnishings)*.		
Maine, Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington residents only: Investors must have either (a) a minimum net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in the issuer and its affiliates cannot exceed 10% of the Maine, Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident's net worth.		
Tennessee residents only: Investors must have either (a) a minimum net worth of $500,000 *(exclusive of home, home furnishings and automobiles)* or (b) a gross annual income of at least $100,000 and a net worth of at least $100,000 *(exclusive of home, home furnishings and automobiles)*. The investors' maximum investment in our shares and our affiliates shall not exceed 10% of the resident's net worth.		
For United Development Funding IV ("UDFIV") Investors Only:		
I/We have received the final prospectus of United Development Funding IV, not less than five (5) business days prior to the signing of this Subscription Agreement, and I/we accept the terms and conditions of the declaration of trust and bylaws of the issuer.		
I/We am/are purchasing shares for my/our own account and I/We acknowledge that the shares are not liquid and there is no public market for this investment.		
I/We am/are not an Unacceptable Investor, as such term is defined in the prospectus under "Suitability Standards - Restrictions Imposed by the USA PATRIOT Act and Related Acts."		
California residents only: I/We have, excluding the value of my/our home, furnishings and automobiles, (a) a gross annual income of at least $70,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000.		
Iowa residents only: This investment, when added to my/our investments in similar programs, does not exceed 10% of my/our liquid net worth.		
Massachusetts residents only: I/We have, excluding the value of my/our home, furnishings, and automobiles, a gross annual income of at least $85,000 and a net worth of at least $330,000. I/We acknowledge the recommendation of the Massachusetts Securities Division that I/we should limit my/our aggregate investment in the issuer and other similar investments to no more than 10% of my/our liquid net worth.		
Michigan residents only: This investment, when added to my/our investments in affiliates of the issuer, does not exceed 10% of my/our liquid net worth.

C-2-7

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C-2-9

C-2-10

6 b Continued

SUBSTITUTE FORM W-9 (Form W-9 (Rev. 10-2007)

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Exempt TIN. Check here if investor is an exempt payee. ☐

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number, and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name	Date

Signature of Joint Owner, if applicable	Print Name	Date

C-2-11

7

☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

☐ **Special Alabama Undertaking Regarding APP:** The Firm must check this box if the Automatic Purchase Plan ("APP") box in Section 5 is checked and either the sale was made in Alabama or Alabama is the state designated as the investor's address. By checking the box at the beginning of this paragraph, the Firm covenants and agrees that: (1) the Firm will obtain updated suitability information from such investor on a quarterly basis; (2) this updated information will be provided in writing and signed by the investor; (3) if written suitability information is more than 90 days old, then the investor may not participate in the Automatic Purchase Plan until the information is updated; and (4) the updated information shall consist of the information that an investor is required to provide under Section 6 of this Subscription Agreement.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Conduct Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the FINRA Conduct Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box

Mailing Address

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required)

Representative #

Registered Representative or Advisor [I.A.] Address or P.O. Box

City, State, Zip

Business Phone # (Required)

Fax Phone #

E-mail Address

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required)

Signature(s) of Registered Representative(s) or Advisor(s) (Required)

Date

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer)

Date

8

IMPORTANT: Please note that there are state-specific mailing addresses for the following offerings: ARC-HT, NYRR, BDCA, and PE-ARC.

For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this agreement.

For Regular Mail	For Overnight Deliveries
American Realty Capital Healthcare Trust, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital Healthcare Trust, Inc.** c/o DST Systems, Inc. 430 W. 7th Street, Kansas City, MO 64105-1407
American Realty Capital New York Recovery REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**American Realty Capital New York Recovery REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Business Development Corporation of America c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Business Development Corporation of America** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
Phillips Edison–ARC Shopping Center REIT, Inc. c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407	**Phillips Edison–ARC Shopping Center REIT, Inc.** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407
United Development Funding IV c/o DST Systems, Inc P.O. Box 219096, Kansas City, MO 64121-9096	**United Development Funding IV** c/o DST Systems, Inc 430 W. 7th Street, Kansas City, MO 64105-1407

State-Specific Mailing Address Differences for ARC-HT, NYRR, BDCA, and PE-ARC:

- **For ARC-HT, NYRR, and PE-ARC investors in PA and TN, mail to:**

American Realty Capital Healthcare Trust, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

American Realty Capital New York Recovery REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

Philips Edison – ARC Shopping Center REIT, Inc.
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

- **For BDCA investors in NE, OH, and TX, make checks payable to:**

Business Development Corporation of America
c/o Realty Capital Securities, LLC
3 Copley Place, Suite 3300, Boston, MA 02116

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C-2-13